Filed Pursuant to Rule 424(b)(5)
Registration No. 333-39369

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission pursuant to Rule 415 under the Securities Act of 1933. A final prospectus supplement and prospectus will be delivered to purchasers of these securities. This prospectus supplement and the accompanying prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

Subject to completion, dated September 23, 2002

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 14, 1997)

                            Depositary Shares

Boykin Lodging Company

Depositary Shares

Each Representing 1/10 of a Share of             % Class A Cumulative
Preferred Shares, Series 2002-A
(Liquidation Preference $25.00 per Depositary Share)

      Each of the depositary shares offered hereby represents a 1/10 fractional interest in a share of our        % Class A Cumulative Preferred Shares, Series 2002-A, without par value, deposited with National City Bank, Cleveland, Ohio, as depositary. Each depositary share entitles the holder to a proportionate share of all rights and preferences of one Class A Cumulative Preferred Share, Series 2002-A (including dividend, voting, redemption and liquidation rights and preferences). The liquidation preference of each preferred share is $250.00 (equivalent to $25 per depositary share), plus an amount equal to accumulated and unpaid dividends.

      The preferred shares and the depositary shares will not be redeemable before                               , 20     . Beginning                               , 20     , we may redeem preferred shares at $250.00 per share (equivalent to $25 per depositary share) plus accumulated and unpaid dividends. Dividends on the preferred shares will be cumulative from the date of issuance and are payable quarterly, starting January 15, 2003 at the rate of           % of the liquidation preference per annum, or $          per preferred share.

      We expect to list the depositary shares on the New York Stock Exchange under the symbol BOY PrA and expect that trading will commence within 30 days after the initial delivery of the depositary shares.

Investing in the depositary shares involves risks. See “Risk Factors” on page S-5.

PRICE $25 PER DEPOSITARY SHARE

	Per Share	Total

Price to public	$	$
Underwriting discounts and commissions	$	$
Proceeds to Boykin Lodging	$	$

      We have granted to the underwriters the right to purchase within 30 days from the date of this prospectus supplement up to an additional                               depositary shares at the public offering price per share, less discounts and commissions, to cover over-allotments. The underwriters expect to deliver the depositary shares to purchasers on or about                               2002.

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

A.G. Edwards & Sons, Inc.

Legg Mason Wood Walker

Incorporated

Friedman Billings Ramsey

Wells Fargo Securities, LLC

The date of this prospectus supplement is September      , 2002.

PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
SELECTED FINANCIAL DATA
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
THE COMPANY
BUSINESS AND GROWTH STRATEGY
PROPERTIES
CORPORATE GOVERNANCE
MANAGEMENT
DESCRIPTION OF CLASS A CUMULATIVE PREFERRED SHARES, SERIES 2002-A AND DEPOSITARY SHARES
FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PROSPECTUS DATED NOVEMBER 14, 1997
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
THE COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
DESCRIPTION OF PREFERRED SHARES
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF COMMON SHARES
DESCRIPTION OF WARRANTS
FEDERAL INCOME TAX CONSIDERATIONS
ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
EXPERTS

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of or seeking an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date or the date that is specified in those documents.

      Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the underwriters’ over-allotment option is not exercised.

      If any information set forth in this prospectus supplement, or in any document incorporated by reference in this prospectus supplement, is inconsistent with any information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement or in the documents incorporated in it by reference.

FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein contain statements that constitute forward-looking statements. Those statements appear in a number of places and include statements regarding our intent, belief or current expectations or those of our directors or officers with respect to:

•	Leasing, management or performance of the hotels;

•	Our plans for expansion, conversion or renovation of the hotels;

•	Adequacy of reserves for renovation and refurbishment;

•	Our financing plans;

•	Our continued qualification as a REIT under applicable tax laws;

•	Our policies and activities regarding investments, acquisitions, dispositions, financings, conflicts of interest and other matters;

•	National and international economic, political or market conditions; and

•	Trends affecting us or any hotel’s financial condition or results of operations.

      You can identify the forward-looking statements by their use of forward-looking words, such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or similar words. You are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual results may differ materially from those in the forward-looking statement as a result of various factors. The factors that could cause actual results to differ materially from those expressed in a forward-looking statement include, among other factors, financial performance, real estate conditions, execution of hotel acquisition or disposition programs, changes in local or national economic conditions and their impact on the occupancy of our hotels, military action, terrorism, hurricanes, changes in interest rates, changes in local or national supply and construction of new hotels, changes in profitability and margins and the financial condition of our operators and lessees, other similar variables and the factors set forth herein under the heading “Risk Factors.”

PROSPECTUS SUPPLEMENT SUMMARY

      The following is only a summary. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read this summary together with the more detailed information elsewhere in this prospectus supplement and the accompanying prospectus. Unless the context otherwise requires, references in this prospectus supplement to “Boykin,” “Boykin Lodging,” “we,” “us” or “our” include Boykin Lodging Company and its subsidiaries and entities in which Boykin has an interest through joint ventures.

The Company

      Boykin Lodging Company, an Ohio corporation, is a real estate investment trust (REIT) that acquires, owns and leases hotels located throughout the United States.

•	We own interests in 33 hotels, containing a total of 9,252 guest rooms, located in 19 states. We wholly own 28 of our hotels.

•	Thirty-one of our hotels, including our independent hotels, are full-service hotels. For this purpose, full-service means those hotels designated by Smith Travel Research (STR) as Upper Upscale, Upscale or Midscale with food and beverage services. Our hotels are predominantly designated as either Upper Upscale or Upscale.

•	Thirty-one of our hotels are affiliated with nationally recognized franchisors; the primary brands of our hotels include Doubletree®, Hilton®, Marriott® and Radisson®.

•	Our largest franchise affiliation is with Doubletree. We own 12 Doubletree hotels in eight states, which account for approximately 40% of our total rooms. For the year ended December 31, 2001 and for the first half of 2002, our Doubletree hotels accounted for approximately 41% of our portfolio’s hotel revenues.

•	We maintain strong relationships with Hilton Hotels Corporation and Marriott International, Inc., with approximately 69% of our portfolio, based upon room count, being affiliated with brands that are owned by these two companies.

•	Our portfolio is geographically diversified. No more than 28% of our EBITDA for the six months ended June 30, 2002 comes from any one geographic region of the United States (as defined by STR).

•	All of our hotels are managed by nationally recognized hotel management companies. All but one of our hotels are leased to subsidiaries that qualify as Taxable REIT Subsidiaries (each, a TRS), which in turn engage the management companies. Prior to January 1, 2002, we leased our hotels to third parties, which often prevented us from creating profit incentives that aligned the interests of our hotel managers with our interests. Following the passage of the REIT Modernization Act, we restructured our leases and entered into our TRS structure on January 1, 2002. The new structure better aligns the interests of our operators with ours and allows us to benefit from expense control initiatives and participate more directly in the profits generated from the hotels.

      Our company was formed and completed an initial public offering in 1996 to continue and expand the over 40-year history of hotel ownership, acquisition, redevelopment and repositioning activities of its predecessors, Boykin Management Company and its affiliates. Boykin Hotel Properties, L.P., an Ohio limited partnership (the Partnership), is the operating partnership that transacts business and holds the direct and indirect ownership interests in Boykin’s hotels. As of June 30, 2002, Boykin Lodging Company had an 85% ownership interest in the Partnership. Boykin Lodging is the sole general partner of the Partnership.

Business and Growth Strategy

      Our primary business objective is to maximize total returns to our shareholders. We seek to achieve this objective through the following key business strategies relating to the ownership and operation of our hotels:

•	Maximizing operating cash flows of our hotels through:

—	Aggressive asset management to maximize revenues and control expenses;

—	Use of the TRS structure;

—	Reinvestment in our hotels; and

—	Strategic brand positioning.

•	Identifying opportunities to enhance returns on our hotels by investing in new initiatives, such as:

—	Developing ancillary conference centers meeting IACC standards within our existing hotels and in newly acquired properties; and

—	Expanding and redeveloping our properties to improve asset performance.

•	Managing our hotel portfolio mix to enhance its potential for growth in RevPAR, meaning room revenue per available room, and operating income by:

—	Identifying key markets with high barriers to entry for future acquisitions;

—	Acquiring upscale commercial and resort hotels located in these key markets at a discount to their replacement cost;

—	Acquiring assets in these markets with repositioning and rebranding opportunities; and

—	Selling assets that we believe have lower long-term growth prospects because of physical characteristics or market location.

•	Optimizing our capital structure and improving our financial flexibility by:

—	Managing our leverage and debt service coverage ratios;

—	Expanding the nature and sources of our capital;

—	Utilizing secured debt when it can be structured to provide flexibility regarding the collateral properties; and

—	Using joint ventures when appropriate to maximize return on invested capital and manage risk exposure.

Recent Developments

  Dividend Reinstatement

      In August 2002, our Board of Directors reinstated a dividend on our common shares by declaring a dividend of $0.18 per common share for the third quarter of 2002. The record date for this dividend will be September 30, 2002, with a distribution on November 5, 2002. We suspended our quarterly dividend in the fourth quarter of 2001 because of the hotel operating environment immediately following the September 11, 2001 terrorist attacks. In that environment, our priority was to retain cash to preserve capital. In the future, we will evaluate the common share dividend based on our performance in Funds from Operations (FFO) per share, among other considerations, with a goal of maintaining an approximate 40% to 50% payout of FFO per common share. We intend to pay sufficient dividends to maintain our REIT status.

  Implementation of the TRS Structure at Marriott’s Hunt Valley Inn

      We own Marriott’s Hunt Valley Inn through a joint venture with Davidson Hotel Company (Davidson). We own 91%, and Davidson owns 9%, of the partnership that owns the hotel. The joint venture formed a new lessee, which is a subsidiary of the partnership and will qualify as a TRS, to lease and operate the hotel. The new lease was effective as of September 1, 2002. Davidson will manage the hotel under a contract with the lessee. This TRS transaction brings the number of our properties operated under the TRS format to 32, providing us the benefits of direct participation in the income of our hotels.

  Cancellation of Interstate Hotels and Resorts Management Agreements

      On July 24, 2002, we exercised our 90-day termination option to cancel our management agreements with Interstate Hotels and Resorts for the Kansas City Doubletree Hotel and the Pink Shell Beach Resort. We have agreed to the terms of management contracts with Boykin Management Company Limited Liability Company (BMC) to begin managing the hotels on October 24, 2002.

  Extension of the Maturity Date of Our $45 Million Term Loan

      We have exercised our option to extend the maturity date of our $45 million term loan, which was originally due October 28, 2002. The loan will now mature on July 11, 2003, which is co-terminous with the maturity date of our revolving credit facility.

The Offering

Issuer	Boykin Lodging Company

Securities Offered	depositary shares, each representing a 1/10 fractional interest of one Class A Cumulative Preferred Share, Series 2002-A, without par value (the Preferred Shares). We may sell up to ,000 additional depositary shares to the underwriters to cover over-allotments, if any.

Ranking	With respect to the payment of dividends and amounts payable upon liquidation, the Preferred Shares will rank equally with all other of our preferred shares and will rank senior to our common shares. We do not currently have any outstanding preferred shares.

Use of Proceeds	We estimate that the net proceeds from this offering of depositary shares, after payment of expenses related to this offering, will be approximately $ , , (approximately $ , , if the underwriters’ over-allotment option is exercised in full). We will use the net proceeds of this offering to repay existing indebtedness.

Dividends	Dividends on the Preferred Shares are cumulative from the date of issue and are payable quarterly in arrears on or about the fifteenth day of January, April, July and October of each year, at the rate of . % of the liquidation preference per year (equivalent to $ . per year per depositary share). The first dividend is payable on January 15, 2003 and at that time depositary share holders will be entitled to receive a prorated amount for the period from the date of original issuance of the depositary shares through December 31, 2002. Dividends on the Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

Liquidation Preference	The liquidation preference for each Preferred Share is $250 (equivalent to $25 per depositary share), plus an amount equal to accumulated and unpaid dividends.

Maturity	The Preferred Shares and the depositary shares will not have a stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as described under “Description of Preferred Shares — Restrictions on Ownership” in the accompanying prospectus). Accordingly, the Preferred Shares and the deposi-

tory shares will remain outstanding indefinitely unless we decide to redeem them.

Redemption	Except in certain circumstances relating to the preservation of our status as a REIT, the Preferred Shares are not redeemable prior to , 20 . On and after , 20 , the Preferred Shares will be redeemable for cash at our option (and the depositary will redeem the number of depositary shares representing the Preferred Shares redeemed), in whole or in part, at $250 per share (equivalent to $25 per depositary share), plus dividends accumulated and unpaid to the redemption date.

Voting Rights	Holders of Preferred Shares and depositary shares generally do not have voting rights. However, if we do not pay distributions on the Preferred Shares for a number of dividend payments, which in the aggregate contain at least 540 days, the holders of the Preferred Shares, voting as a class, will be entitled to elect a total of two members of the Board of Directors who shall serve until all accrued and unpaid dividends on the Preferred Shares have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the affirmative vote of the holders of the Preferred Shares is required for us to authorize, create or increase capital shares ranking senior to the Preferred Shares or to make an amendment that materially and adversely affects the rights of the Preferred Shares. In any matter in which the Preferred Shares may vote, each depositary share will be entitled to 1/10 of a vote.

No Conversion Rights	The Preferred Shares and the depositary shares are not convertible into or exchangeable for any of our other property or securities.

Ownership Limit	Our ownership limit provides that no person may own more than 9% of any class of our outstanding shares, including the Preferred Shares (unless that limit is waived by our Board). Preferred Shares acquired or transferred in breach of that limitation will be automatically transferred to a trust for the exclusive benefit of one or more charitable organizations and the purchaser-transferee will not be entitled to vote or to participate in dividends or other distributions. The general restrictions on ownership and transferability described under “Description of Preferred Shares — Restrictions on Ownership” in the accompanying prospectus apply to the Preferred Shares.

Listing	We will apply to have the depositary shares listed on the New York Stock Exchange. We expect that trading of the depositary shares on the New York Stock Exchange will begin within 30 days after the initial delivery of the depositary shares. The Preferred Shares will not be listed and we do not expect that there will be any other trading market for the Preferred Shares.

Risk Factors	An investment in the depositary shares involves various risks, and prospective investors should carefully consider the matters discussed under “Risk Factors” beginning on page S-5 of this prospectus supplement before making any investment in the depositary shares.

RISK FACTORS

      Prospective investors should consider carefully, among other factors, the matters described below, each of which could have adverse consequences to Boykin Lodging and adversely affect the value of the depositary shares offered hereby or our ability to make distributions to the holders of those depositary shares.

Risks Related to the Hotel Industry

      Public reaction to acts of terrorism or military action could affect our ability to make distributions on the depositary shares. We are subject to disruptions in the lodging industry that would likely result from terrorist attacks (actual or threatened) or military action affecting the United States. The uncertainty that would result from these events would likely increase the public’s reluctance to travel, which could adversely affect our cash flow and, therefore, our ability to make distributions on the depositary shares.

      Competition, economic conditions and similar factors affecting us and the hotel industry generally could affect our performance and our ability to make distributions on the depositary shares. Our hotels are subject to all operating risks common to the hotel industry. These risks include:

•	competition for guests from other hotels;

•	adverse effects of general and local economic conditions;

•	dependence on demand from business and leisure travelers, which may fluctuate and be seasonal;

•	increases in energy costs, airline fares, and other expenses related to travel, which may deter traveling;

•	increases in operating costs attributable to inflation and other factors; and

•	overbuilding in the hotel industry, especially in individual markets.

These factors could adversely affect the cash flow of the hotels and therefore our ability to make distributions on the depositary shares.

      Hotel investments are generally illiquid, and we may not be able to sell our hotels when it is economically advantageous to do so. Hotel investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in accordance with our strategies or in response to economic or other conditions. In addition, provisions of the Internal Revenue Code of 1986, as amended (the Code), limit a REITs ability to sell its properties in some situations when it may be economically advantageous to do so, thereby potentially adversely affecting our ability to make distributions on the depositary shares.

Risks Related to Our Operations

      The profitability of our hotels depends on the performance of the hotel management companies. The profitability of our hotels depends largely upon the ability of the management companies to generate revenues at our hotels in excess of their operating expenses. The failure of the management companies to manage the hotels effectively would adversely affect our ability to make distributions to holders of depositary shares. Before January 1, 2002, our cash flow consisted primarily of lease payments from lessees. Our lessees were legally bound to make minimum lease payments even when such payments exceeded the cash flow from the hotel. Since implementing our TRS structure on January 1, 2002, the responsibility and risks associated with making the minimum lease payments has shifted to lessees owned by the Partnership. Therefore, we have effectively assumed the risks associated with operating shortfalls at our hotels operating under the TRS structure.

      We depend to a large degree on the performance of BMC. BMC currently manages 17 of our hotels. We are therefore dependent to a large degree on the continued viability and operating performance of BMC. BMC has expanded in the past 12 months, with the total number of hotels under its management increasing from 19 to 23 during that period. We cannot provide assurance that BMC will successfully manage the increasing demands that its growth imposes on its management, administrative, operating and financial resources. In October 2002, BMC will assume management of two of our hotels that are currently managed by a different manager.

Changes in management at these hotels or at other hotels in the future could result in temporary service disruptions at the affected hotels, which could in turn affect their operating and financial performance.

      We are subject to conflicts of interest involving our Chairman and Chief Executive Officer. Our Chairman and Chief Executive Officer, Robert W. Boykin, and his brother, John E. Boykin, own BMC and therefore derive benefits from BMC’s management of 17 of our hotels. Accordingly, Robert Boykin has and will continue to have conflicts of interest with us. He had conflicts of interest in connection with our January 2002 TRS transaction and in connection with the structuring of the management agreements for the hotels currently managed by BMC. He will have similar conflicts on renewal of those agreements and in connection with future management agreements and other transactions that we may enter into with BMC. Conflicts of interest may also arise in connection with BMC’s management of our hotels. Under certain circumstances, actions taken and decisions made by BMC to maximize its profits will not necessarily benefit us. Additionally, a subsidiary of BMC provides design services to us for a fee and also receives a portion of fees we pay to an independent purchasing agent. Mr. Boykin may have conflicts of interest with respect to our procurement of design services and capital goods. Additionally, the sale of certain of our hotels may result in different and more adverse tax consequences to Mr. Boykin than would be experienced by Boykin Lodging and our public shareholders, and he could seek to influence us not to sell a hotel even though that sale might otherwise be financially advantageous to us and our public shareholders. Our articles of incorporation provide that our independent directors are to make all determinations to be made on our behalf with respect to the relationships or opportunities that represent a conflict of interest for any of our officers or directors.

      The covenants in our credit agreements may restrict our range of operating activities, and we are subject to refinancing risks. We have a senior secured credit facility that enables us to borrow up to $65 million and term loans of $45 million, $130 million and $108 million, respectively, each of which is secured by certain of our hotel properties. Our senior secured credit facility and our $45 million term loan require us, among other things, to maintain a minimum net worth, a coverage ratio of EBITDA to debt service, a coverage ratio of EBITDA to debt service and fixed charges, and a maximum leverage ratio, and place limitations on our distributions and acquisitions. In addition, the $45 million term loan prohibits the sale of the three hotels securing it, and the $130 million term loan and the $108 million term loan limit our ability to sell some of the hotel properties securing those loans. These credit arrangements may limit our ability to sell certain hotels whose disposition might be desirable for strategic or financial purposes.

      There can be no assurance that we will be able to renew our credit arrangements upon maturity on favorable terms or at all. Further, if we are unable to make payments on or to refinance indebtedness secured by our properties, the properties could be foreclosed upon with a consequent loss to us of income and asset value.

      A portion of our borrowings bear interest at a variable rate, as may other indebtedness we incur in the future. Accordingly, increases in market interest rates could increase our debt service requirements, which could adversely affect our cash flow and our ability to make distributions on the depositary shares.

      Our need to make unexpected capital expenditures could adversely affect our cash flow and ability to make distributions on the depositary shares. Our hotels require ongoing renovations and other capital improvements, including periodic replacement or refurbishment of furniture, fixtures and equipment. If necessary capital expenditures exceed our expectations, there can be no assurance that sufficient sources of financing will be available to fund such expenditures. Certain of our financing agreements place limitations on our capital expenditures. In addition, these expenditures could have an adverse effect on our ability to make distributions on the depositary shares. We may also acquire hotels in the future that require significant renovation.

      We are subject to risks associated with development, redevelopment and acquisitions of hotels. New and continued development projects and hotel acquisitions are subject to a number of risks, including:

•	the availability of acceptable financing;

•	competition with other entities for investment opportunities;

•	acquired properties’ failure to achieve anticipated operating results;

•	construction costs of a property exceeding original estimates;

•	overruns with respect to the cost of improvements to bring acquired properties to the requisite standards; and

•	the expenditure of funds on, and the devotion of management time to, transactions that may not come to fruition.

      We are subject to the risks associated with investments through joint ventures. Three of our hotels are owned by joint ventures in which we have controlling interests. We may enter into similar joint ventures in the future. Any joint venture investment involves risks such as the possibility that the co-venturer may seek relief under federal or state insolvency laws, or have economic or business interests or goals that are inconsistent with our business interests or goals. While the bankruptcy or insolvency of our co-venturer generally should not disrupt the operations of the joint venture, we could be forced to purchase the co-venturer’s interest in the joint venture or the interest could be sold to a third party. Additionally, we have two joint ventures in which we have non-controlling interests and we may enter into similar joint ventures in the future. If we do not have control over a joint venture, the value of our investment may be affected adversely by a third party that may have different goals and capabilities than ours. It may also be difficult for us to exit a joint venture that we do not control after an impasse. In addition, a joint venture partner may be unable to meet its economic or other obligations and we may be required to fulfill those obligations.

      Obligations imposed by our franchise agreements could affect us adversely. Most of our hotels are subject to franchise or license agreements. The continuation of a franchise or license agreement is generally subject to specified operating standards. Action or inaction on our part or by any of our hotel managers could result in our failure to meet those standards, which could result in the loss of the franchise. A franchisor also could condition the continuation of a franchise on the completion of capital improvements that we determine are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, we may elect to allow the franchise agreement to lapse. In any case, the loss of a franchise agreement could have a material adverse effect upon the operations or the underlying value of the hotel covered by the agreement because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor, or because of penalties payable upon early termination of the agreement. Additionally, the franchise agreements may place restrictions on the transfer or sale of assets or make such transfers or sales economically infeasible.

      Our insurance may not be adequate to cover certain risks. There are certain types of risks, generally of a catastrophic nature, such as earthquakes, floods, windstorms and terrorist attacks, that may be uninsurable or are not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our investment in the affected hotel as well as the anticipated future cash flow from that hotel, while remaining obligated for any mortgage indebtedness or other financial obligations related to that hotel. We do not currently carry terrorism insurance on any of our hotels. Therefore, any damage to or destruction of any of our hotels as a result of an act of terrorism could have a material adverse effect on our operations and our ability to make distributions on the depositary shares. In addition, while we do not believe that our financing agreements require us to carry terrorism insurance, certain lenders may attempt to impose the cost of such insurance upon us. Additionally, our insurance costs have increased significantly over the last two years. Continued increases in the costs of our insurance coverage could adversely affect our cash flow and ability to make distributions on the depositary shares.

      The costs of complying with laws and regulations could adversely affect our cash flow and ability to make distributions on the depositary shares. Our hotels must comply with Title III of the Americans with Disabilities Act (the ADA) to the extent that they are “public accommodations” or “commercial facilities” as defined in the ADA. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. If changes in these laws involve substantial expenditures or must be made on an accelerated basis, our ability to make distributions on the depositary shares could be adversely affected.

      Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on, under or in the property. This liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of the substances. Other laws impose on owners and operators certain requirements regarding conditions and activities that may affect human health or the environment. Failure to comply with applicable requirements could complicate our ability to lease or sell an affected property and could subject us to monetary penalties, costs required to achieve compliance and potential liability to third parties. We are not aware of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matters in connection with any of our hotels. Nonetheless, it is possible that material environmental contamination or conditions exist, or could arise in the future, in the hotels or on the land upon which they are located.

      We anticipate that we will incur additional costs for systems, staffing and third party services in maintaining compliance with new federal laws and regulations addressing corporate governance issues and with the proposed new listing requirements of the New York Stock Exchange.

We Are Subject to Certain Tax-Related Risks That May Affect Us Adversely

      We may fail to qualify as a REIT and you may incur tax liability as a result. Commencing with our taxable year ended December 31, 1996, we have operated as a REIT under the Code. We have not requested, and do not expect to request, a ruling from the IRS regarding our status as a REIT. The federal income tax laws governing REITs are complex. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. In addition, no assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the rules applicable to us with respect to our qualification as a REIT or the federal income tax consequences of such qualification.

      If we were to fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to our shareholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless we are entitled to relief under certain Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost. As a result, the cash available for distribution to shareholders, including the holders of depositary shares, could be reduced or eliminated for each of the years involved.

      We may be subject to the adverse effect of REIT distribution requirements. We intend to continue to make distributions to our shareholders to comply with the requirement that we distribute to our shareholders each year at least 90% of our net taxable income (excluding any net capital gain). Our income consists primarily of our share of the income of the Partnership. Our cash available for distribution consists primarily of cash distributions from the Partnership. Differences in timing between taxable income and receipt of cash available for distribution and the seasonality of the hospitality industry could require us, through the Partnership, to borrow funds on a short-term basis in order to meet the distribution requirement or to liquidate investments on disadvantageous terms.

      In order to maintain our REIT status, our articles of incorporation limit ownership of our common shares and preferred shares. In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals. Our articles prohibit ownership of more than 9% of the common shares and ownership of more than 9% of any class of preferred shares by any single shareholder, with certain exceptions. Accordingly, a holder of depositary shares may be prohibited from increasing his or her holdings of depositary shares to the extent such shares represent more than 9% of the Preferred Shares. Our Board of Directors may waive this restriction if evidence satisfactory to it and to our tax counsel is presented showing that ownership in excess of this limit will not jeopardize our status as a REIT.

      Our ownership limit may discourage takeover attempts. Generally, prohibiting any shareholder from owning more than 9% of the common shares or of any class of preferred shares may discourage a change in control of our company or limit the opportunity for shareholders to receive a premium for their shares that may otherwise exist. We also have a shareholder rights plan that may have the same effects.

There Is No Public Market for the Depositary Shares

      There is no established trading market for the depositary shares. Although we intend to apply to list the depositary shares on the New York Stock Exchange, we cannot assure you that our application will be accepted. If listing is approved, trading of the depositary shares is expected to commence within 30 days after initial delivery of the depositary shares. Moreover, while the underwriters have informed us that they intend to make a market in the depositary shares prior to the commencement of trading on the New York Stock Exchange, they are not obligated to do so and may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a trading market for the depositary shares will develop. Moreover, if a market for the depositary shares does develop or the depositary shares are listed on the New York Stock Exchange, the depositary shares could trade below the public offering price. The offering price has been determined by agreement between us and the underwriters and may not be indicative of the market price for the depositary shares after the offering. If a market for the depositary shares does not develop, you may be unable to resell the depositary shares. Future trading prices of the depositary shares will depend upon many factors, including, among other things, our operating results and developments affecting the United States capital markets generally such as changes in economic conditions and the effects of possible acts of terrorism or military action affecting the United States.

USE OF PROCEEDS

      We estimate that the net proceeds from this offering, after payment of expenses related to the offering, will be approximately $                    (approximately $                    if the underwriters’ over-allotment option is exercised in full). We will use the net proceeds of this offering to repay existing indebtedness under our senior secured credit facility, which currently bears interest at a variable rate of 5.375% per annum and matures on July 11, 2003.

CAPITALIZATION

(in thousands)

      The following table sets forth our capitalization as of June 30, 2002 on an actual basis and as adjusted to give effect to the completion of the offering of the depositary shares and application of the proceeds therefrom.

	June 30, 2002

	Actual	As Adjusted

	(unaudited)
Debt:
Borrowing against credit facility	$40,000	$
Term notes payable	278,922

Total Debt	318,922
Minority interest	18,103
Shareholders’ Equity:
Preferred shares	—
Common shares	—
Additional paid in capital	313,000
Distributions in excess of income	(104,240)
Other comprehensive loss	(2,484)
Unearned compensation	(1,665)

Total Shareholders’ Equity	204,611

Total Capitalization	$541,636

SELECTED FINANCIAL DATA

(in thousands, except per share and hotel statistics)

      The following table contains selected financial data as of and for the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001 and 2000. As a result of the TRS transactions which occurred on January 1, 2002 (the January TRS transactions), our financial statements ended June 30, 2002 include the results of operations of the consolidated hotels previously leased to BMC and Interstate Hotels and Resorts as opposed to lease revenues from these properties recorded in our historical financial information. For comparative purposes, the financial information for the six months ended June 30, 2001 and the years ended December 31, 2001 and 2000 are presented on a pro forma basis as if the January TRS transactions had occurred on January 1 of the period reported.

	Pro forma(1)	Pro forma(1)	Pro forma(1)	Actual

	Year Ended		Six Months Ended
	December 31,		June 30,

	2000	2001	2001	2002

	(unaudited)		(unaudited)
Statement of Operations Data:
Total revenues	$279,576	$263,882	$138,961	$129,514
Total hotel operating expenses	190,796	186,676	97,434	88,438
Property taxes, insurance and other	13,392	13,811	7,032	7,568
Real estate related depreciation and amortization	30,374	28,474	14,056	14,045
Corporate general and administrative	5,849	6,230	2,933	3,735
Interest expense	24,291	21,916	11,315	10,055
Other Operating Data:
EBITDA(2)	69,540	57,164	31,564	26,997
Total EBITDA(3)	70,712	59,903	33,113	27,173
Total Interest Expense(4)	25,092	23,070	11,886	10,573
Funds From Operations(5)	44,286	35,435	21,427	15,657
Ratios:
EBITDA to Interest Expense	2.9x	2.6x	2.8x	2.7x
Total EBITDA to Total Interest Expense	2.8x	2.6x	2.8x	2.6x

	Actual	Actual	Actual	Actual

	As of		As of
	December 31,		June 30,

	2000	2001	2001	2002

			(unaudited)
Selected Balance Sheet Data:
Total Assets	$600,593	$559,218	$590,955	$579,596
Total Liabilities	347,327	356,572	349,838	374,985
Shareholders’ Equity	253,266	202,646	241,117	204,611

	Actual	Actual	Actual	Actual

	Year Ended		Six Months Ended
	December 31,		June 30,

	2000	2001	2001	2002

	(unaudited)		(unaudited)
Hotel Statistics(6):
Occupancy	67.3%	62.2%	65.4%	59.8%
ADR	$94.66	$93.82	$96.80	$92.06
RevPAR	$63.75	$58.30	$63.27	$55.03

(1)	The unaudited pro forma information for the six months ended June 30, 2001 and for the years ended December 31, 2001 and 2000 is presented as if the January TRS transactions had occurred on January 1 of the period reported.

(2)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization.

(3)	Total EBITDA is defined as Consolidated EBITDA plus our share of EBITDA of our unconsolidated joint ventures.

(4)	Total Interest Expense is defined as Consolidated Interest Expense plus our share of Interest Expense of our unconsolidated joint ventures.

(5)	The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) in October 1999 defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of properties and extraordinary items, plus real estate related depreciation and amortization, and after comparable adjustments for our portion of these items related to unconsolidated entities and joint ventures. We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating, financing and investing activities, it provides investors with another indication of our ability to incur and service debt, make capital expenditures and fund other cash needs. We compute FFO in accordance with our interpretation of standards established by NAREIT which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the NAREIT definition differently than us. FFO does not represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to GAAP net income as an indication of our financial performance or to cash flow from operating activities as determined by GAAP as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. FFO may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties.

(6)	Hotel statistics are calculated based upon the hotels owned as of the date for which the information is provided, including predecessors’ results.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

      Our ratio of earnings to combined fixed charges for the six months ended June 30, 2002 was 1.1x. The ratio of earnings to combined fixed charges and preferred share dividends adjusted to give effect to the completion of the offering of the depositary shares, application of the proceeds therefrom and payment of dividends on such shares was           . Our ratio of earnings to fixed charges for the years ended December 31, 1997, 1998, 1999, and 2000 was 5.6x, 2.5x, 1.9x and 1.3x, respectively. There were no preferred shares issued or outstanding in any of the periods noted through June 30, 2002, and as such no preferred share dividends were included in our computation of fixed charges in any of these periods. Our earnings in 2001 were negative, and as such insufficient to cover fixed charges. Earnings were computed as net income (loss) from continuing operations before fixed charges (exclusive of interest capitalized). Fixed charges consist of interest cost (including interest cost capitalized), amortization of deferred financing costs, and the interest element of our operating lease agreements. Management believes that the interest element of our operating lease agreements is equal to one-third of our rental obligations under such leases.

THE COMPANY

      Boykin Lodging Company is a REIT focused primarily on the ownership, acquisition and redevelopment of high-quality, full-service hotels.

      Our management team has substantial experience in hotel operations, acquisition, development and finance. Our executives have over 100 years of combined experience in the hotel industry and have significant transaction experience, which includes the acquisition, disposition, development, repositioning and financing of hotel assets throughout the United States.

      We have achieved significant growth since the completion of our initial public offering in November 1996. From year-end 1996 through year-end 2001, we have achieved the following:

•	Our portfolio has grown from nine to 33 hotels.

•	Revenues of the hotels we had an interest in during that period have increased from $88.5 million to $295.9 million.

•	Actual EBITDA has increased from $22.4 million to $60.6 million.

•	Actual FFO for the respective fiscal years ended during that period has increased from $22.0 million to $36.2 million.

      Our accomplishments were negatively affected in 2001 by the combined impact of the terrorist attacks on September 11th and the softening economy. Hotel revenues, actual EBITDA and actual FFO for the year ended December 31, 2000 were $324.7 million, $72.4 million and $46.0 million, respectively.

      Our portfolio is well diversified regionally across 19 states, and 31 of our 33 hotels are affiliated with nationally recognized brands. The following map and chart of room breakdown by franchisor affiliation illustrates our diversification by geography and franchisor affiliation:

Hotel Locations

BUSINESS AND GROWTH STRATEGY

      We seek to maximize returns from our hotel investments through the following four core strategies: maximizing the operating cash flows of our hotels, identifying opportunities to enhance returns on our hotels by investing in new initiatives, acquiring and selling hotels to enhance the growth prospects of our portfolio, and optimizing our capital structure.

Maximizing Operating Cash Flow

      Our strategies to maximize operating cash flow are to focus on aggressive asset management by taking a proactive approach with our hotel managers to implement successful operational strategies; to use the TRS structure to realize the benefit of improved operational performance of our properties; to consistently reinvest capital in our hotels to maintain and improve their competitive position within their markets; and to optimize the branding of each property.

Aggressive Asset Management

      We implement our asset management strategy by closely monitoring revenue generation, including rates, group pacing and yield management, and suggesting improvements to managers’ initiatives to improve hotel performance.

      We utilize the STR Reports to evaluate the performance of each of our hotels relative to its “competitive set” (i.e., the hotels in its market that compete for the same business). Within the competitive set, we utilize the RevPAR index, in which 100 represents a property’s “fair share” of the market, as one important criteria for evaluating hotel performance. Our average RevPAR index for the six months ended June 30, 2002 was 104, and 58% of our properties had indices greater than 100. Our portfolio, based upon RevPAR indices for the six months ended June 30, 2002, performed as follows:

Percentage Breakdown by RevPAR Index

(by number of properties)

      BMC manages 17 of our hotels and is owned by Robert W. Boykin, our Chairman and Chief Executive Officer, and his brother, John E. Boykin. We believe that our relationship with BMC facilitates continuing dialogue and close cooperation between us and BMC, and to help align our interests with BMC it maintains an incentive compensation plan for certain senior executives with each BMC participant’s account balance fluctuating based on the total return to our common shareholders from their ownership of our common shares.

      We work closely with all of our property managers to improve cost control initiatives. Our post-September 11, 2001 action plan is an example of these activities. In response to the decline in travel precipitated by the terrorist attacks, our hotel management companies implemented significant cost-cutting initiatives at the property level to partially offset the declines in revenues at our properties. Although our consolidated hotel revenues declined 9.5% during the first half of 2002 compared to the pro forma first half of 2001, our hotel operating margins (defined as gross operating profit after management fees, as a percent of revenues, for properties consolidated under the TRS structure) declined only slightly, from 28.1% to 27.9%. For the full year ended December 31, 2001, RevPAR decreased 8.5%; however, our managers maintained a house profit margin of 27.1%, reflecting their ability to manage successfully through a significant drop-off in demand. Although our cost structure will increase as demand rebounds, we believe that many of the cost reductions are sustainable and will lead to long-term enhancement in our cash flow.

Operating Performance

	Year Ended		LTM Ended
	December 31,		June 30,

	2000	2001	2002

RevPAR	$63.75	$58.30	$54.18
House Profit(1) (in thousands)	74,612	69,501	65,638
House Profit Margin	28.1%	27.1%	27.0%

(1)	Defined as hotel revenues less hotel-related operating expenses.

Use of TRS Structure

      We are now able to benefit from the cost reductions in our hotels because we have implemented the TRS structure for 32 of our 33 hotel properties. We believe that the new TRS structure will enhance our long-term performance, better align the interests of our operators with ours, and allow us to benefit from expense management initiatives, which can be implemented and monitored more closely. In addition, we believe that our flexibility has been significantly enhanced because we can terminate our new management agreements with BMC and with Interstate Hotels and Resorts without penalty, while our former percentage leases provided for our payment of significant termination penalties even if we sold a property. We have exercised two of these new management agreement termination options.

Reinvestment in Hotel Properties

      We believe that our regular program of capital improvements at our hotels, including replacement and refurbishment of furniture, fixtures, and equipment, helps maintain and enhance our hotels’ competitiveness and maximizes their profitability. Since 1998, we have reinvested approximately 8.4% of hotel revenues in our hotels for capital improvements, which is significantly higher than franchisor and lender minimum requirements of 4% to 5% of hotel revenues.

Strategic Brand Positioning

      We maximize our market share and revenue by taking advantage of our sales and marketing orientation to identify the most effective branding strategy for each hotel and to further leverage the selected brands with effective direct sale strategies. Factors we consider in determining the most effective branding strategy are:

•	Brand strengths and their current presence in the specific market;

•	Expected contribution to revenue;

•	Expected capital requirements and ongoing costs of the franchise; and

•	Strengthening strategic franchisor relationships.

In certain circumstances, we have concluded that operating a hotel independent of a franchise affiliation is the best branding strategy.

      The result of our branding strategy is the achievement of a RevPAR level consistently higher than industry averages. The following chart illustrates how our portfolio has performed relative to the U.S. hotel industry since 1998:

      Our conversion of the Southfield, Michigan Doubletree Guest Suites to an Embassy Suites hotel is an example of our branding strategy. We completed the associated $5.5 million renovation in October 2001. For the six-month period ended June 30, 2002, the property achieved a 6.8% increase in RevPAR and improved operating margins by 5.3 percentage points over the same period in the prior year. These results have enabled the property to increase its RevPAR index by 33.3% over the same period. We believe that this property will continue to provide improved results because of the superiority of the brand and the benefits of the renovation.

Identifying Opportunities to Enhance Returns on Our Hotels

      We continuously evaluate opportunities to enhance returns on our hotels. We currently are working on two such opportunities, the development of ancillary conference centers meeting IACC standards and redevelopment of selected properties.

IACC Ancillary Conference Centers

      We recently identified a strategic opportunity to enhance the revenue streams from certain of our existing hotels by developing ancillary conference centers meeting International Association of Conference Centers (IACC) standards within those hotels. Each conference center will be a business unit inside an existing full-service hotel, designed to complement the existing transient and group business.

      The conference center strategy is attractive to us because it creates demand for our guest and meeting rooms from a new client base, those who prefer to hold meetings at conference centers that meet IACC standards or who otherwise need the types of services provided at IACC conference centers. IACC requires facilities to meet certain technical standards regarding technology, telecommunications, lighting, sound transmission and other items, which standards appeal particularly to corporate and institutional training programs. Further, the conference center services and pricing are designed on a complete meeting package basis, meaning that the users pay a fixed daily price per person on an all-inclusive basis (rooms, meals, breaks, telephone services, etc.), regardless of utilization, thus making the costs of the services predictable for the planner and the hotel.

      The benefit of this pricing structure to us is that we anticipate a higher RevPOR, meaning revenue per occupied room, because these guests purchase meals and other services at the hotel as part of their packages.

Additionally, we expect higher operating margins from this business segment because predictable utilization of these services results in the achievement of greater operational efficiency.

      Properties that are candidates for conference center operations contain several key characteristics: location in market areas within a 45-minute drive of major national or regional business headquarters, particularly businesses that conduct extensive training, such as pharmaceutical and financial services companies; excess meeting room capacity or underutilized space that can be converted into meeting rooms; and a brand and management company affiliation that is complementary to the strategy.

      Currently, we are proceeding with the conference center strategy at our Berkeley Marina hotel and are evaluating the opportunity in several of our other hotels. We expect that each conference center will require an investment of approximately $2.5 to $3.0 million.

Property Redevelopment and Expansion

      We have significant experience in undertaking hotel redevelopments and expansions. Our projects include:

      Pink Shell Beach Resort — Fort Myers Beach, Florida. We are undertaking a series of projects to enhance this resort’s positioning to a four star level and to take advantage of the opportunity to sell portions of the property while retaining long term cash flow. In November 2001, we completed a $2.7 million renovation of the Sanibel View Villas, a 60-unit tower, which we have been selling as condominium hotel units. As of August 31, 2002, we had sold 18 Sanibel View units. This month, we commenced construction of a second condominium hotel, a new 92-unit tower to be called White Sand Villas. As of August 31, 2002, 58 of the units were presold. We expect White Sand Villas to be completed during the fourth quarter of 2003. The resort also has redevelopment potential for 43 existing hotel room units to be replaced with new, higher-end hotel or condominium units. In addition to the cash flow generated from selling the units, we expect much of the sold inventory will be placed in our rental program, which will provide us with continuing fee income.

      Hotel 71 — Chicago, Illinois. In 2001, we began an approximate $20 million renovation of the Executive Plaza Hotel, located in downtown Chicago. The project is expected to be completed during the fourth quarter of 2002. The hotel has been renamed “Hotel 71” (which reflects the address of the property, 71 East Wacker Drive) and has been repositioned as a four star level independent hotel. We have a 43.75% ownership interest in this property through a joint venture that we formed with AEW Partners III, L.P., an investment partnership managed by AEW Capital Management.

Managing Our Hotel Portfolio Mix

      We plan to acquire new hotels and sell certain hotels in order to have a hotel portfolio that will achieve superior performance in RevPAR and operating income while maintaining geographic diversity. We plan to achieve this through increasing the relative number of our hotels located in markets with high barriers to entry, continuing our focus on full-service hotels, particularly those that can benefit from our repositioning, rebranding and ancillary conference center strategies, and disposing of assets with less attractive investment return profiles.

Acquiring Upscale Commercial and Resort Hotels in Key Markets

      Our acquisition criteria focuses on hotels in the upper upscale and upscale segments, located in major metropolitan markets and destination beach markets. These markets have historically outperformed other markets because of their high barriers to entry and diversified demand generators. Our current target greater metropolitan markets include San Francisco, Boston, New York, Washington, D.C. and Los Angeles. Our success in implementing this strategy is illustrated by our acquisition of the Meadowlands Courtyard by Marriott in the New York City metropolitan area and Hotel 71 in Chicago.

      Prior to our acquisition of our Meadowlands Courtyard, located near the Meadowlands complex in Lyndhurst, New Jersey, it was a Novotel Hotel. We identified the opportunity to rebrand this hotel as a Courtyard by Marriott. Following an approximate $6 million renovation, we relaunched this property in February 2002. We believe it is well-positioned to achieve superior growth in RevPAR as the hospitality markets recover.

Disposing of Assets to Provide Capital for Better Investment Opportunities

      We intend to sell assets that we believe have lower long-term growth prospects because of physical characteristics or market location. As of August 31, 2002, we have agreements to sell two properties for total proceeds of $15.35 million. The agreements are subject to a number of conditions, including the buyers’ satisfaction with their continuing due diligence, and therefore we cannot be certain that the sales will be consummated.

Optimizing Our Capital Structure and Improving Financial Flexibility

      Managing our leverage and debt service coverage ratios, expanding our capital sources, using cost-efficient options to enhance flexibility of our secured debt and strategically using institutional joint venture equity partners are all part of our long-term capital strategy.

Managing Our Leverage and Debt Service Coverage Ratios

      Our goal is to maximize shareholder value by strategically using debt and other fixed income instruments, such as preferred equity, to enhance return on common equity while appropriately managing financial risk.

Expanding Our Capital Sources

      We are focused on enhancing our capital structure by diversifying our capital sources. Traditionally, we have utilized secured debt, common equity and joint venture equity to finance our capital needs. We intend to broaden our sources of capital through increasing our use of alternative sources of debt and equity. For example, we intend to finance the development of White Sand Villas through a construction loan, and we will de-lever through this issuance of preferred stock. We will continue to evaluate the use of other financing structures, such as unsecured debt and convertible securities, relative to our goal of improving financial flexibility and achieving an attractive cost of capital.

Utilizing Secured Debt with Flexible Collateral Provisions

      The majority of our debt is secured by hotel assets, and we anticipate continuing to use secured debt in the future in order to minimize our cost of financing. Our secured financings are generally cross-collateralized; however, certain of them contain provisions allowing for substitutions of collateral to facilitate sales of properties. While these rights in our existing loans are limited, we will seek enhanced flexibility in our future financings.

Strategically Utilizing Joint Venture Equity

      The use of joint ventures allows us to further leverage our capital. We will use joint ventures in instances in which it is strategically advantageous, or to invest in hotels larger than we would consider appropriate for us to acquire without a co-venturer in light of the size of our capital base and our leverage ratios. We currently own five hotels in joint venture structures. Our joint venture partners manage four of the hotels and one is managed by BMC.

      Because of the non-controlling nature of our ownership interest in Boykin Chicago LLC (the owner of our Chicago property) and BoyCon L.L.C. (the owner of our Meadowlands property), we account for these investments using the equity method. The financial statements of the other three joint ventures are consolidated in our financial statements. The table below provides additional detail regarding our joint venture relationships.

		Boykin
Name of JV	JV Partner	Ownership %	Debt Ratio	Hotel Owned Under JV

Consolidated
BoyStar Ventures, L.P.	Interstate	91.00%	—	Holiday Inn Minneapolis West
Shawan Road Hotel L.P.	Davidson	91.00%	—	Marriott’s Hunt Valley Inn
Boykin San Diego LLC	Outrigger	91.00%	—	Hampton Inn San Diego Airport/ Sea World
Unconsolidated
Boykin Chicago LLC	AEW Partners III, L.P.	43.75%	45.26%	Hotel 71
BoyCon L.L.C.	Concord Hospitality Enterprises	50.00%	71.13%	Meadowlands-Lyndhurst Courtyard by Marriott

Note:	Debt ratio is defined as debt to total assets.

PROPERTIES

      The following is a list of our hotel properties:

		Franchisor
Hotel Name	Brand	Affiliation	Rooms	City	State	%Owned

Doubletree Portland, Lloyd Center	Doubletree	Hilton	476	Portland	OR	100.00%
Doubletree Sacramento	Doubletree	Hilton	448	Sacramento	CA	100.00%
Doubletree Omaha	Doubletree	Hilton	413	Omaha	NE	100.00%
Doubletree Kansas City	Doubletree	Hilton	388	Kansas City	MO	100.00%
Doubletree Boise	Doubletree	Hilton	304	Boise	ID	100.00%
Doubletree Colorado Springs	Doubletree	Hilton	299	Colorado Springs	CO	100.00%
Doubletree Hotel San Antonio	Doubletree	Hilton	290	San Antonio	TX	100.00%
Doubletree Spokane Valley	Doubletree	Hilton	237	Spokane	WA	100.00%
Doubletree Portland Downtown	Doubletree	Hilton	235	Portland	OR	100.00%
Doubletree Springfield	Doubletree	Hilton	234	Springfield	OR	100.00%
Doubletree Bellevue Center	Doubletree	Hilton	208	Bellevue	WA	100.00%
Doubletree Yakima Valley	Doubletree	Hilton	208	Yakima	WA	100.00%
Knoxville Hilton	Hilton	Hilton	317	Knoxville	TN	100.00%
Melbourne Hilton Oceanfront	Hilton	Hilton	118	Melbourne	FL	100.00%
Hampton Inn San Diego Airport/ Sea World	Hampton Inn	Hilton	199	San Diego	CA	91.00%
Lake Norman Hampton Inn	Hampton Inn	Hilton	117	Charlotte	NC	100.00%
Embassy Suites Southfield	Embassy Suites	Hilton	239	Southfield	MI	100.00%
Marriott’s Hunt Valley Inn	Marriott	Marriott	392	Baltimore	MD	91.00%
Cleveland Airport Marriott	Marriott	Marriott	375	Cleveland	OH	100.00%
Buffalo Marriott	Marriott	Marriott	356	Buffalo	NY	100.00%
Columbus North Marriott	Marriott	Marriott	300	Columbus	OH	100.00%
Meadowlands-Lyndhurst Courtyard by Marriott	Courtyard	Marriott	227	Lyndhurst	NJ	50.00%
Berkeley Marina Radisson	Radisson	Radisson	373	Berkeley	CA	100.00%
Radisson Hotel Mt. Laurel	Radisson	Radisson	283	Mt. Laurel	NJ	100.00%
High Point Radisson	Radisson	Radisson	251	High Point	NC	100.00%
Radisson Inn Sanibel Gateway	Radisson	Radisson	157	Fort Myers	FL	100.00%
French Lick Springs Resort and Spa	Independent	Independent	485	French Lick	IN	100.00%
Hotel 71	Independent	Independent	454	Chicago	IL	43.75%
Holiday Inn Minneapolis West	Holiday Inn	Six Continents	196	Minneapolis	MN	91.00%
Holiday Inn Crabtree	Holiday Inn	Six Continents	176	Raleigh	NC	100.00%
Lake Norman Holiday Inn	Holiday Inn	Six Continents	119	Charlotte	NC	100.00%
Melbourne Quality Suites	Quality Suites	Choice	208	Melbourne	FL	100.00%
Pink Shell Beach Resort	Best Western	Best Western	170	Fort Myers	FL	100.00%

CORPORATE GOVERNANCE

      We believe that the composition, structure and performance of our Board of Directors, and the significant partnership interest and share ownership of our officers and directors, provide us a strong corporate governance function and serve to align the interests of our management with our shareholders’ interests. In addition, our arrangements with BMC serve to minimize conflicts of interest and to align the interests of BMC with the interests of Boykin Lodging and its shareholders.

      Our articles of incorporation require that a majority of our directors be independent. Under the New York Stock Exchange’s proposed amended listing standards, a majority of our Board would qualify as independent. Our articles of incorporation also require that any determination to be made by our Board in connection with any matter presenting a conflict of interest for any officer of Boykin Lodging, or for any Boykin Lodging director who is not an independent director, be made by our independent directors. In addition, in light of the potential conflicts of interest between Boykin Lodging and BMC, Robert W. Boykin may not be an officer of BMC.

      Robert W. Boykin beneficially owns 304,046 of our common shares and 1,345,628 limited partnership interests, representing in the aggregate an effective 8.5% interest in the Partnership. Our executive officers and directors as a group beneficially own 738,626 of our common shares.

MANAGEMENT

      Our officers are elected and serve at the discretion of the Board of Directors until their successors are duly chosen and qualified, and are as follows:

Name	Age	Position

Robert W. Boykin	52	Chairman of the Board and Chief Executive Officer
Richard C. Conti	52	President and Chief Operating Officer
Shereen P. Jones	40	Executive Vice President, Chief Financial and Investment Officer
Russ C. Valentine	57	Senior Vice President, Acquisitions
Andrew C. Alexander	38	Senior Vice President and General Counsel
Joseph F. Smith	43	Senior Vice President, Asset and Tenant Management

      The following is a biographical summary of the business experience of our officers.

      Robert W. Boykin has served as our Chief Executive Officer since our formation. He served as the President and Chief Executive Officer of Boykin Management Company from 1985 until 1996. He served as Boykin Management Company’s Executive Vice President from 1981 until 1985.

      Richard C. Conti has served as our Chief Operating Officer since 1998. In 2001, Mr. Conti was promoted to President and Chief Operating Officer. Prior to joining us, Mr. Conti was a Principal and Director with Coopers and Lybrand L.L.P. Mr. Conti was responsible for Coopers & Lybrand L.L.P.’s hospitality consulting practice in the Midwest and has been involved in the hospitality industry for over 22 years.

      Shereen P. Jones has served as our Executive Vice President, Chief Financial and Investment Officer since 2002. Prior to joining Boykin, from 2000 to 2001, she was with Credit Suisse First Boston in New York where she was Director and Global Head of Hospitality Investment Banking, heading the development of its lodging investment banking practice. Previously, she spent seven years with Lehman Brothers, serving most recently as Senior Vice President and head of its Real Estate, Lodging and Gaming Mergers & Acquisitions practice.

      Russ C. Valentine joined us in 1999 as our Senior Vice President, Acquisitions. Prior to joining us, Mr. Valentine served as Senior Vice President of Acquisitions for American General Hospitality, a real estate investment trust that was based in Dallas, Texas. Mr. Valentine played a significant roll in American General’s successful acquisition program from 1990 to 1998. Over the past 25 years, Mr. Valentine has worked for major consulting, investment banking, and hotel organizations.

      Andrew C. Alexander became our Vice President-Corporate Counsel in 1997 and was promoted to Senior Vice President and General Counsel in 1999. From 1995 until 1997, Mr. Alexander served as Vice President-Corporate Counsel of Renaissance Hotel Group, N.V., a publicly traded hotel company. From 1989 until 1995, Mr. Alexander was an attorney at the law firm of Calfee, Halter & Griswold, LLP.

      Joseph F. Smith joined us in 2000 as our Vice President, Asset & Tenant Management and was promoted to Senior Vice President, Asset & Tenant Management in 2002. Mr. Smith was with Boykin Management Company from 1985 to 1997 and held several positions in the field and corporate office such as General Manager, Regional Vice President, Food and Beverage Director, and Corporate Director of Food and Beverage.

DESCRIPTION OF CLASS A CUMULATIVE PREFERRED SHARES, SERIES 2002-A

AND DEPOSITARY SHARES

      The following is a summary of the material terms of the Preferred Shares and the depositary shares. For more complete information, you should read the description of the general terms and provisions of the Preferred Shares and the depositary shares set forth in the accompanying prospectus. This summary supplements that description and, to the extent it is inconsistent with it, replaces it.

General

      We are authorized to issue up to (i) 5,000,000 Class A Cumulative Preferred Shares, without par value (the Cumulative Shares) and (ii) 5,000,000 Class A Noncumulative Preferred Shares, without par value (the Noncumulative Shares, together with the Cumulative Shares, the Authorized Preferred Shares). Authorized Preferred Shares may be issued in one or more series, with such designations, powers, preferences and rights of the shares of each series of each class and such qualifications, limitations or restrictions thereon, including, but not limited to, the dividend rate or rates, conversion rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences, in each case, if any, as our Board of Directors may determine by adoption of an amendment to our Amended and Restated Articles of Incorporation, without any further vote or action by the shareholders. See “Description of Preferred Shares” in the accompanying prospectus.

      In September 2002 our Board of Directors approved an amendment to the articles of incorporation determining the terms of a series of Class A Cumulative Preferred Shares consisting of up to                               shares, designated Class A Cumulative Preferred Shares, Series 2002-A (the Preferred Shares). The following summary of the terms of the Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the articles of incorporation, as amended, which is incorporated by reference in the accompanying prospectus.

      The transfer agent, registrar and dividend disbursing agent for the Preferred Shares and the depositary shares will be National City Bank, Cleveland, Ohio.

      Each depositary share represents a fractional interest in a Preferred Share. The Preferred Shares will be deposited with National City Bank, Cleveland, Ohio, as Depositary (the Preferred Shares Depositary), under a Deposit Agreement between us, the Preferred Shares Depositary and the holders from time to time of the depositary receipts (the Depositary Receipts) issued by the Preferred Shares Depositary thereunder. The Depositary Receipts will evidence the depositary shares. The Deposit Agreement sets forth guidelines for the Preferred Shares Depositary to follow when, for example, payments of cash dividends or distributions or any distribution other than cash are to be made to holders of Depositary Receipts, it is necessary to fix a record date for determining holders of Depositary Receipts and delivering notices required to be sent to holders of Depositary Receipts. Pursuant to the Deposit Agreement, the Preferred Shares Depositary is also responsible for registering any transfers of Depositary Receipts and for issuing new Depositary Receipts upon any split-up or combination of Depositary Receipts.

      Subject to the terms of the Deposit Agreement, each holder of a Depositary Receipt evidencing a depositary share will be entitled to all the rights and preferences of a fractional interest in a Preferred Share (including dividend, voting, redemption and liquidation rights and preferences). See “Description of Depositary Shares” in the accompanying prospectus.

      We expect to list the depositary shares on the New York Stock Exchange and expect that trading will commence within 30 days after the initial delivery of the depositary shares. The Preferred Shares will not be so listed, and we do not expect that there will be any trading market for the Preferred Shares except to the extent that they are represented by the depositary shares.

Dividends

      Holders of the Preferred Shares will be entitled to receive, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of

.     % of the liquidation preference per year (equivalent to $  .     per year per depositary share). Such dividends will be cumulative from the date of original issue and will be payable quarterly in arrears on the fifteenth day of each January, April, July and October or, if not a business day, the next succeeding business day (each, a Dividend Payment Date). The first dividend, which will be paid on January 15, 2003, will be for less than a full quarter. Such dividend and any other dividend payable on the Preferred Shares for any partial dividend period will be computed on the basis of the 360-day year consisting of twelve 30-day months. The Preferred Shares Depositary will distribute dividends received in respect of the Preferred Shares to the record holders of the Depositary Receipts as of the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by our Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a Dividend Record Date).

      No dividends on the Preferred Shares may be declared by our Board of Directors or paid or set apart for payment by us at any time if any agreement to which we are a party, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment is restricted or prohibited by law.

      Notwithstanding the foregoing, dividends on the Preferred Shares will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accumulated but unpaid dividends on the Preferred Shares will not bear interest. Holders of the Preferred Shares and the depositary shares will not be entitled to any dividends in excess of full cumulative dividends as described above. See “Description of Preferred Shares — Dividends” in the accompanying prospectus.

      Any dividend payment made on the Preferred Shares will be credited first against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable. No dividend on the Preferred Shares may be paid or declared and set apart unless at the same time (i) a like proportionate dividend for the dividend periods terminating on the same or any earlier date for all shares of all series of such class then issued and outstanding and entitled to receive such dividend, ratably in proportion to the respective annual dividend rates fixed therefore, shall have been paid or declared and set apart and (ii) the dividends payable for the dividend periods terminating on the same or any earlier date for all other classes or series of preferred shares then issued and outstanding and entitled to receive such dividends (but, with respect to Noncumulative Shares, only with respect to the then current dividend period), ratably in proportion to the respective dividend rates fixed therefore, shall have been paid or declared and set apart.

Ranking

      With respect to the payment of dividends and amounts payable upon liquidation, the Preferred Shares will rank equally with all of our other preferred shares, when issued (subject to dividends on Noncumulative Shares being noncumulative) and will rank senior to our common shares.

Liquidation Preference

      In the event of our voluntary liquidation, dissolution or winding up, the holders of the Preferred Shares are entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $250 per share (equivalent to $25 per depositary share), plus an amount equal to any accumulated and unpaid dividends to the date of payment, before any distribution of assets is made to holders of our common shares or any other capital shares that rank junior to the Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of our remaining assets. For further information regarding the rights of the holders of the Preferred Shares upon our liquidation, dissolution or winding up, see “Description of Preferred Shares — Liquidation Preference” in the accompanying prospectus.

Redemption

      Except in certain circumstances relating to our qualification as a REIT, we may not redeem the Preferred Shares prior to                               , 20     . On and after                               , 20     , at our option upon not less than 30 nor more than 60 days’ written notice, we may redeem the Preferred Shares (and the Preferred Shares Depositary will redeem the number of depositary shares representing the Preferred Shares so redeemed upon not less than 30 days’ written notice to the holders thereof), in whole or in part, at any time or from time to time, for cash at a redemption price of $250 per share (equivalent to $25 per depositary share), plus all accumulated and unpaid dividends thereon to the date fixed for redemption (except as provided below), without interest. Holders of Depositary Receipts evidencing depositary shares to be redeemed shall surrender such Depositary Receipts at the place designated in such notice and shall be entitled to the redemption price payable thereon and any accumulated and unpaid dividends payable upon such redemption following such surrender. If fewer than all the outstanding depositary shares are to be redeemed, the depositary shares to be redeemed shall be selected by lot in such manner as shall be prescribed by our Board of Directors that will not result in the violation of our Ownership Limit (as defined in the accompanying prospectus).

      Unless full cumulative dividends on all outstanding Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then-current dividend period, no Preferred Shares may be redeemed unless all outstanding Preferred Shares are simultaneously redeemed, but this limitation will not prevent the purchase or acquisition of Preferred Shares from persons owning in the aggregate 9.0% or more of any class of our outstanding preferred shares pursuant to our articles of incorporation, or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares. Unless full cumulative dividends on all outstanding Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any Preferred Share (except by exchange for our capital shares ranking junior to the Preferred Shares as to dividends and upon liquidation).

      We shall give the Depositary not less than 30 days’ prior written notice of redemption of the deposited Preferred Shares. In addition, notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Preferred Shares Depositary, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the depositary shares to be redeemed at their respective addresses as they appear on the records of the Preferred Shares Depositary. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Preferred Shares and the number of depositary shares to be redeemed; (iv) the place or places where the Depositary Receipts are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all the Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Preferred Shares to be redeemed.

      The holders of depositary shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the underlying Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or our default in the payment of the dividend due. Except as described above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Preferred Shares called for redemption.

      The Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption (except as described under “Description of Preferred Shares — Redemption” and “— Restrictions on Ownership” in the accompanying prospectus).

Voting Rights

      Holders of Preferred Shares and the depositary shares will not have any voting rights, except as set forth below and as from time to time required by law.

      If and when we are in default in the payment of dividends on any series of preferred shares at any time outstanding, for a number of dividend payment periods (whether or not consecutive) which in the aggregate contain at least 540 days, then holders of all series of preferred shares then outstanding, voting together as a class, will be entitled to elect a total of two members of the Board of Directors, which voting right will exist (and any additional directors will serve) until all accrued and unpaid dividends on such series of preferred shares shall have been paid or declared and a sum sufficient for the payment thereof set aside for payment.

      The affirmative vote of the holders of at least two-thirds of a class of preferred shares at the time outstanding, voting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose, is necessary to effect either of the following:

(1) The authorization, creation or increase in the authorized number of any shares, or any security convertible into shares, in either case ranking prior to such class of preferred shares; or

(2) Any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the articles of incorporation or our code of regulations which affects adversely and materially the preferences or voting or other right of the holders of such class of preferred shares which are set forth in the articles of incorporation; provided, however, neither the amendment of the articles of incorporation so as to authorize, create or change the authorized or outstanding number of a class of preferred shares or of any shares ranking on a parity with or junior to such class of preferred shares nor the amendment of the provisions of the code of regulations so as to change the number or classification of the directors of our Board of Directors shall be deemed to affect adversely and materially preferences or voting or other rights of the holders of such class of preferred shares.

      Without limiting the provisions described above, under Ohio law, holders of each class of preferred shares will be entitled to vote as a class on any amendment to the articles of incorporation, whether or not they are entitled to vote thereon by the articles of incorporation, if the amendment would (i) increase or decrease the par value of the shares of such class, (ii) change the issued shares of such class into a lesser number of shares of such class or into the same or different number of shares of another class, (iii) change the express terms or add express terms of the shares of the class in any manner substantially prejudicial to the holders of such class, (iv) change the express terms of issued shares of any class senior to the particular class in any manner substantially prejudicial to the holders of shares of the particular class, (v) authorize shares of another class that are convertible into, or authorize the conversion of shares of another class into, shares of the particular class, or authorize the directors to fix or alter conversion rights of shares of another class that are convertible into shares of the particular class, (vi) reduce or eliminate our stated capital, (vii) substantially change our purposes or (viii) change us into a nonprofit corporation.

      If, and only to the extent that, (i) a class of preferred shares is issued in more than one series and (ii) Ohio law permits the holders of a series of a class of shares to vote separately as a class, the affirmative vote of the holders of at least two-thirds of each series of such class of preferred shares at the time outstanding, voting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose of voting on such matters, shall be required for any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the articles of incorporation or the code of regulations which affects adversely and materially the preferences or voting or other rights of the holders of such series which are set forth in the articles of incorporation; provided, however, neither the amendment of the articles of incorporation so as to authorize, create or change the authorized or outstanding number of a class of preferred shares or of any shares ranking on parity with or junior to such class of preferred shares nor the amendment of the provision of the code of regulations so as to change the number or classification of the directors of our Board of Directors shall be deemed to affect adversely and materially the preference or voting or other rights of the holders of such series.

      The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would be required shall be effected, all outstanding shares of such series of preferred shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

      In any matter in which the Preferred Shares may vote (as expressly provided herein, or as may be required by law), each Preferred Share shall be entitled to one vote. As a result, each depositary share will be entitled to 1/10 of a vote. For further information regarding the voting rights of the holders of Preferred Shares and related Depositary Receipts, see “Description of Preferred Shares — Voting Rights” and “Description of Depositary Shares — Voting of the Underlying Preferred Shares” in the accompanying prospectus.

Conversion

      The Preferred Shares are not convertible into or exchangeable for any of our other property or securities. The depositary shares, as such, are not convertible into our common shares. However, the Depositary Receipts may be surrendered by holders thereof to the Preferred Shares Depositary in exchange for the underlying Preferred Shares and all money and other property, if any, represented by the depositary shares underlying such Depositary Receipts.

Ownership Limit

      Ownership of more than 9.0% of the depositary shares or the Preferred Shares is restricted in order to preserve our status as a REIT for federal income tax purposes.

      For further information regarding restrictions on ownership of the Preferred Shares and the depositary shares, see “Description of Preferred Shares — Restrictions on Ownership” in the accompanying prospectus.

FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of certain material federal income tax considerations to Boykin Lodging and its security holders relating to the depositary shares. Baker & Hostetler LLP has acted as our counsel and has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax consequences that are likely to be material to a holder of the depositary shares. The discussion is general in nature and is not intended to represent a detailed description of the federal income tax consequences applicable to a particular shareholder in view of a shareholder’s particular circumstances, or to certain types of shareholders, including insurance companies, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws. The discussion in this section and the opinion of Baker & Hostetler LLP are based on current provisions of the Internal Revenue Code of 1986, as amended (the Code), current and proposed Treasury regulations, court decisions and other administrative rulings and interpretations, all of which are subject to change either prospectively or retroactively. There can be no assurance that any such change, future Code provision or other legal authority will not alter significantly the tax considerations described herein.

      THIS DISCUSSION IS NOT INTENDED TO BE A SUBSTITUTE FOR CAREFUL TAX PLANNING AND EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OWN TAX ADVISOR, REGARDING THE SPECIFIC TAX CONSEQUENCES, IN VIEW OF SUCH PROSPECTIVE PURCHASER’S INDIVIDUAL CIRCUMSTANCES, OF THE PURCHASE, OWNERSHIP AND SALE OF THE DEPOSITARY SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

General

      We elected to be taxed as a REIT under federal income tax laws, commencing with our short taxable year ended December 31, 1996. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the federal income tax laws. We intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. The following discussion sets forth certain material aspects of the Code that govern the federal income tax treatment of a REIT and its shareholders. These laws relating to qualification and operation as a REIT are highly technical and complex.

      In the opinion of Baker & Hostetler LLP, we qualified to be taxed as a REIT for our taxable years ended December 31, 1996 through December 31, 2001, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2002 and in the future. Investors should be aware that Baker & Hostetler LLP’s opinion is based on customary assumptions, is conditioned upon customary representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding on the Internal Revenue Service (the IRS) or any court. In addition, Baker & Hostetler LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, certain distribution levels, specified diversity of share ownership, and various other qualification tests imposed under the federal income tax laws as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. See “— Failure to Qualify.”

Taxation of Boykin Lodging

      General. If we qualify as a REIT, we generally will not be subject to federal corporate income tax on our taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” (i.e., taxation at both the corporate and shareholder levels) that generally results from an investment in a corporation. However, we will be subject to federal income tax in several ways, including the following:

•	First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gain.

•	Second, under certain circumstances, we may be subject to the “alternative minimum tax.”

•	Third, we will be subject to tax at the highest corporate rate on (i) net income from the sale or other disposition of “foreclosure property” (defined generally as property acquired through foreclosure or after a default on a loan secured by such property or a lease of such property) that is held primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying net income from foreclosure property.

•	Fourth, if we have net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% corporate level tax.

•	Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test (each discussed below) but nonetheless maintain our qualification as a REIT by satisfying certain other requirements, we will be subject to a 100% tax on (i) an amount equal to the gross income attributable to the greater of (a) the amount by which we fail the 75% test or (b) the excess of 90% of our gross income (excluding gross income from prohibited transactions (discussed below)) over the amount of such gross income which is qualified under the 95% gross income test multiplied by (ii) a fraction intended to reflect our profitability.

•	Sixth, if we fail to distribute during each calendar year at least the sum of: (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year (other than certain long-term capital gains for which we make a Capital Gain Designation (defined below) and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts we actually distributed. See “— Taxation of Boykin Lodging — Annual Distribution Requirements.”

•	Seventh, we may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain and would receive a credit or refund for its proportionate share of the tax we paid.

•	Eighth, if we acquire any asset (a Built-In Gain Asset) from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in our hands is determined by reference to the basis of such asset (or any other property) in the hands of the C corporation, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the ten-year period after we acquired the asset. The amount gain on which we will pay tax generally is the lesser of:

—	the amount of gain that we recognized at the time of the sale or disposition; and

—	the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

•	Ninth, we will incur a 100% excise tax on transactions with a “taxable REIT subsidiary” that are not conducted on an arm’s-length basis.

      Requirements for Qualification. A REIT is defined as a corporation, trust or association that meets the following nine conditions:

(i)	it is managed by one or more trustees or directors;

(ii)	its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;

(iii)	it would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

(iv)	it is neither a financial institution nor an insurance company subject to certain provisions of the federal income tax laws;

(v)	its beneficial ownership is held by 100 or more persons;

(vi)	not more than 50% in value of its outstanding shares is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined under federal income tax laws to include certain entities);

(vii)	it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(viii)	it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

(ix)	it meets certain other qualification tests, described below, regarding the nature of its income and assets.

      Conditions (i) through (iv) above must be met during the entire taxable year and condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. However, conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a “look through” exception with respect to pension funds. We have satisfied conditions (v) and (vi) set forth above. In addition, our articles of incorporation provide restrictions regarding the ownership and transfer of our capital shares, which restrictions are intended to assist us in continuing to satisfy those requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (v) and (vi) above. If we fail to satisfy these share ownership requirements, our status as a REIT will terminate. If, however, we comply with the requirements for ascertaining the actual ownership and have no reason to know that we violated condition (vi) above, we will be treated as having satisfied such condition for the taxable year. See “— Failure to Qualify.”

      Ownership of Interests in Partnerships. In the case of a REIT that is a partner in a partnership, the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the applicable REIT qualification tests, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of the Partnership and any other partnership, joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we own or acquire an interest, directly or indirectly (together, the Partnership Subsidiaries), are treated as our assets, liabilities and items of income for purposes of applying the requirements described herein.

      Taxable REIT Subsidiaries. REITs are permitted to own up to 100% of the shares of one or more “taxable REIT subsidiaries,” or “TRSs,” beginning on January 1, 2001. A TRS is a fully taxable corporation. A TRS or its subsidiary may lease hotels from us under certain circumstances, provide services to our tenants, and perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities. We and a subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock automatically will be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying for purposes of the 75% asset test, discussed below.

      A TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. Rents received by us from a TRS will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by a person (an eligible independent contractor) who satisfies the following requirements:

•	such person is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS;

•	such person does not own, directly or indirectly, more than 35% of our shares;

•	no more than 35% of such person is owned, directly or indirectly, by one or more persons owning 35% or more of our shares; and

•	we do not directly or indirectly derive any income from such person.

      A “qualified lodging facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

      The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis.

      Since January 1, 2001 we have formed several TRSs to lease our hotels. Our TRSs have engaged third-party hotel management companies to operate the related hotels on behalf of such TRSs. Moreover, we have represented that, with respect to properties that we lease to our TRSs in the future, each such TRS will engage an “eligible independent contractor” to manage and operate the hotels leased by such TRS. Furthermore, we believe that all transactions between us and our TRSs are conducted on an arm’s-length basis.

      Income Tests. In order to maintain qualification as a REIT, we must satisfy two gross income tests annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from certain types of temporary investments. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on and gains from the sale of shares in other REITs; and

•	gain from the sale of real estate assets.

      Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of dividends and interest, gain from sale or disposition of stock or securities, income from certain hedging transactions, or any combination of the foregoing. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both income tests.

      Rents From Real Property. For purposes of satisfying the gross income tests described above, “rents from real property” generally include rents from interests in real property, charges for services customarily furnished or rendered in connection with the rental of real property (whether or not such charges are separately stated), and rent attributable to personal property that is leased under, or in connection with, a lease of real property. However, rents we receive will qualify as “rents from real property” only if the following conditions are met:

•	First, rents generally must not be based in whole or in part on the income or profits of any person. Rents may, however, be based on percentages of receipts or sales.

•	Second, rents attributable to personal property leased in connection with the lease of real property must not be greater than 15% of total rent received under the lease.

•	Third, neither we nor a direct or indirect owner of 10% or more of our shares may own, directly or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.

•	Fourth, if the tenant is a TRS, such TRS may not directly or indirectly operate or manage the related property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS. See “— Taxation of Boykin Lodging — Taxable REIT Subsidiaries.”

•	Fifth, we generally must not operate or manage the property or furnish or render services to the tenants, other than through a TRS or an “independent contractor” who is adequately compensated and from whom we derive no revenue.

      Percentage Rents. As stated above, rents must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and such percentages (i) are fixed at the time the percentage leases are entered into; (ii) are not renegotiated during the term of the leases in a manner that has the effect of basing rents on income or profits; and (iii) conform with normal business practice. More generally, rents will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing rents on income or profits.

      We lease our properties pursuant to leases that provide us with a percentage of revenues from operations. Since these leases establish rents based on fixed percentages of the gross revenues and we intend that rents (i) will not be renegotiated during the terms of the leases in a manner that has the effect of basing rents on income or profits; and (ii) conform with normal business practice, rents should not be considered based in whole or in part on the income or profits of any person. Furthermore, with respect to hotel properties that we acquire in the future, we do not intend to charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

      In order for rents to constitute “rents from real property,” the leases pursuant to which percentage rents are received must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operations of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

•	the extent to which the property owner retains the risk of loss with respect to the property or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

      In addition, federal income tax laws provide that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•	the service recipient has a significant economic or possessory interest in the property (e.g., the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs, or the recipient bears the risk of damage to or loss of the property);

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

      Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

      We believe that our leases should be treated as true leases for federal income tax purposes, although we cannot provide assurance that the IRS would not challenge such characterization or that the IRS would not prevail in such a challenge. Such belief is based, in part, on the following facts:

•	the Partnership and the lessees intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

•	the lessees have the right to exclusive possession, use and quiet enjoyment of the hotels during the term of the leases;

•	the lessees bear the cost of day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities and structural repairs;

•	the lessees bear all of the costs and expenses of the operation of the hotels, including the cost of any inventory used in their operation, during the term of the leases (other than real property taxes, and the cost of replacement or refurbishment of furniture, fixtures and equipment, to the extent such costs do not exceed the allowance of such costs provided by the Partnership under each lease);

•	the lessees benefit from any savings in the costs of operating the hotels during the term of the leases;

•	the lessees indemnify the Partnership against all liabilities imposed on the Partnership during the term of the leases by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the lessees’ use, management, maintenance or repair of the hotels; and

•	the lessees stand to incur substantial losses (or reap substantial gains) depending on how successfully the hotels are operated.

      Investors should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as our leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the foregoing conclusions with respect to the relationship between the Partnership and the lessees are based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. There can be no assurance that the IRS will not successfully assert a contrary position. If our leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose our REIT status. See “— Taxation of Boykin Lodging — Income Tests.”

      Incidental Personal Property. Rent attributable to personal property leased in connection with the lease of a hotel must not exceed 15% of the rent received under the lease. The rent attributable to the personal property contained in the hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the personal property ratio). Before January 1, 2001, the personal property ratio was computed based on relative adjusted tax bases instead of fair market value. With respect to each hotel, we believe that the personal property ratio is less than 15%. We can provide no assurance, however, that the IRS will not assert that the personal property we acquire has a value in excess of its appraised value, or that a court will not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 95% or 75% gross income test and lose our status as a REIT.

      Related Party Tenants. We must not own, actually or constructively, 10% or more of the shares or the assets or the net profits of any lessee (a related party tenant) other than a TRS. The constructive ownership rules generally provide that if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. For purposes of determining whether a tenant is a related party tenant, a partner’s ownership only will be attributed to a partnership if the partner owns a 25% or greater interest in the capital or profits of the partnership. Accordingly, we will not be related to a tenant if:

•	our shares are owned by a partnership and a partner owning (directly or indirectly) less than a 25% interest in such partnership also owns an interest in the tenant, or

•	our shareholders and the tenant’s owners are partners in a partnership and neither our shareholder nor the tenant’s owners are directly or indirectly 25% or greater partners in the partnership.

      We, however, may lease property to a TRS, provided such property is operated on behalf of the TRS by an eligible independent contractor. We do not, or with respect to properties acquired in the future, will not, lease any property to a related party tenant other than a TRS. Nonetheless, because constructive ownership rules are broad and it is not possible to continually monitor direct and indirect ownership our shares, it is possible that we may at some time constructively own 10% or more of a lessee other than a TRS, which would cause us to fail the gross income requirements and thus lose our REIT status.

      Impermissible Services. Generally, we must not operate or manage the property or furnish or render services to the tenants, other than through a TRS or an “independent contractor” who is adequately compensated and from whom we derive no revenue. We need not, however, provide services through an independent contractor but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental for space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, as long as the income from such services does not exceed 1% of our income from the related property. Such “non-customary” service income, however, will not be qualifying income for purposes of the 75% and 95% gross income tests. Although we provide certain management services, these services are usual and customary management services provided by landlords in the geographic areas in which we own property, and these services are not primarily for the convenience of our tenants. As described above, however, if any of our leases are recharacterized as service contracts, partnership agreements or some other form of arrangement, rents likely would be disqualified as “rents from real property” because we would be considered to furnish or render services to the occupants of the hotels other than through an independent contractor from whom we derive no revenue.

      Interest. The term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. The interest we accrue on the $40 million loan from us to the Partnership (the Intercompany Convertible Note) will be qualified income for purposes of the 75% test because the Intercompany Convertible Note is secured by real property or interests in real property.

      Prohibited Transactions. Any gain we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction.

      Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify for purposes of the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured; and

•	for which the REIT makes a proper election to treat such property as foreclosure property.

      However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

•	which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

      As a result of the rules with respect to foreclosure property, if a lessee defaults on its obligations under a percentage lease, we terminate the lessee’s leasehold interest, and we are unable to find a replacement lease for the hotel within 90 days of such foreclosure, gross income from hotel operations conducted by us from such hotel would cease to qualify for the 75% and 95% gross income tests unless we are able to hire an independent contractor to manage and operate the hotel. In such event, we might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.

      Hedging Activities. It is possible that, from time to time, we or the Partnership will enter into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms. If we or the Partnership enter into an interest rate swap or cap agreement, option, futures contract, forward rate agreement, or any similar financial instrument, which reduces the interest rate risks of our liabilities incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

      Overall Compliance with the Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions will be available if:

•	we attach a schedule of the source and nature of each item of our gross income to our federal income tax return for such year;

•	the inclusion of any incorrect information in such schedule is not due to fraud with intent to evade tax; and

•	our failure to satisfy the income tests is due to reasonable cause and not due to willful neglect.

      We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, even if the relief provisions apply, we would incur a 100% tax on (i) an amount equal to the gross income attributable to the greater of (a) the amount by which we fail the 75% test or (b) the excess of 90% of our gross income (excluding gross income from prohibited transactions) over the amount of such gross income which is qualified under the 95% gross income test, multiplied by (ii) a fraction intended to reflect our profitability. For our taxable years ended December 31, 2000 and December 31, 2001, we did not satisfy the 95% gross income test. In the opinion of Baker & Hostetler LLP, we have maintained our qualification as a REIT for such taxable years.

      Asset Tests. To maintain our qualification as a REIT, at the close of each quarter of our taxable year, we must satisfy certain tests relating to the nature and diversification of our assets:

•	At least 75% of the value of our total assets must be represented by any combination of real estate assets, cash and cash items, and certain government securities. For purposes of this test, real estate assets include real property, mortgages on real property, and shares in certain other qualified REITs.

•	Not more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class.

•	Of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets,

•	We may not own more than 10% of the outstanding securities by vote or value of any one issuer (other than a wholly owned subsidiary or a TRS). Certain debt securities of a partnership in which we own at least a 20% profits interest are excluded for purposes of applying the 10% test.

•	No more than 20% of the value of our total assets may be comprised of securities of one or more TRSs.

      Where we own an interest in a partnership, we will be treated for purposes of the asset tests as owning a proportionate part of the partnership’s assets. See “— Tax Aspects of Boykin Lodging’s Investment in the Partnership and Certain Joint Ventures — General.” Our investment in the hotels through our interest in the

Partnership (and through our joint ventures) constitutes qualified assets for purposes of the 75% asset test. As such, we expect that more than 75% of the value of our assets will be real estate assets.

      We do not hold any securities representing more than 10% of any one issuer’s outstanding securities by vote or value (other than a wholly owned subsidiary or a TRS) nor do we hold securities of any one issuer exceeding 5% of the value of our total assets. However, if the IRS is successful in treating the Partnership (or either of the joint ventures) as a corporation for tax purposes, this test would not be met and our status as a REIT would be jeopardized. See “— Tax Aspects of Boykin Lodging’s Investment in the Partnership and Certain Joint Ventures — Classification as a Partnership.” In addition, no more than 20% of the value of our assets consists of securities of one or more TRSs, and no more than 25% of the value of our assets consists of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

      If we inadvertently fail one or more of the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status, provided that (i) we satisfied all of the asset tests at the close of a preceding calendar quarter, and (ii) the discrepancy between the value of our assets and the standards imposed by the asset test arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If the condition described in clause (ii) of the preceding sentence was not satisfied, we could still avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

      Annual Distribution Requirements. We are required to distribute dividends (other than capital gain dividends) to our shareholders each year in an amount at least equal to:

•	the sum of (a) 90% of our “REIT taxable income” computed without regard to the dividends paid deduction and our net capital gain and (b) 90% of our after-tax net income, if any, from foreclosure property;

•	minus the sum of certain items of non-cash income.

      We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our tax return for such year and pay the distribution on or before the first regular dividend payment after such declaration. The amount distributed must not be preferential — i.e., every shareholder of the class of stock to whom a distribution is made must be treated the same as every other shareholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class.

      To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income” as adjusted, we will be subject to tax thereon at the capital gains or ordinary corporate tax rates. Furthermore, if we fail to distribute during each calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain income for such year; and

•	any undistributed taxable income from prior periods,

we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amount we actually distributed.

      We intend to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the partnership agreement of the Partnership authorizes us, as the general partner, to take such steps as may be necessary to cause the Partnership to distribute to its partners an amount that would result in our share of such distribution being sufficient to permit us to meet these distribution requirements.

      It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirements described above because of timing differences between (i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at our REIT taxable income. In the event that such timing differences occur, in order to meet the distribution requirements, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable share dividends.

      Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a certain year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

      Recordkeeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid monetary penalty, we must request on an annual basis certain information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied with the recordkeeping requirements in the past and intend to continue to comply with such requirements.

Failure to Qualify

      If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we would be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In calculating our REIT taxable income, we would not be able to deduct distributions to our shareholders. In fact, we would not be required to distribute any amounts to our shareholders. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income. Subject to certain limitations of federal income tax laws, a corporate shareholder might be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would be entitled to such statutory relief.

Tax Aspects of Boykin Lodging’s Investment in the Partnership and Certain Joint Ventures

      The following discussion summarizes certain federal income tax considerations applicable to our direct investment in the Partnership and, to a limited extent, our indirect investment, through the Partnership, in various limited partnership joint ventures in which the Partnership serves as general partner. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

      General. We hold a direct interest in the Partnership and indirect interests in the joint ventures. In general, a partnership is not subject to federal income tax. Rather, each partner includes in the partner’s taxable income or loss its allocable share of the partnership’s items of income, gain, loss, deduction and credit, without regard to whether the partner receives a distribution from the partnership. We include our proportionate share of the foregoing items of the Partnership and our joint ventures for purposes of the various REIT income tests and in the computation of our REIT taxable income. See “— Requirements for Qualification — Income Tests.” Any resultant increase in our REIT taxable income will increase our distribution requirements (see “— Taxation of Boykin Lodging — Annual Distribution Requirements”), but such income will not be subject to federal income tax in our hands if we distribute it to our shareholders. Moreover, for purposes of the REIT asset tests (see “— Requirements for Qualification — Asset Tests”), we will include our proportionate share of assets held by the Partnership and the joint ventures.

      Classification as a Partnership. We are entitled to include in our income our distributive share of the Partnership’s income and our indirect share of the income from our joint ventures and to deduct our distributive share of the losses of these entities only if each of the Partnership and the joint ventures is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation for federal income tax purposes if it:

•	is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the check-the-box regulations); and

•	is not a “publicly traded” partnership.

      Pursuant to the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnership and the joint ventures, will be respected for all periods prior to January 1, 1997 if:

•	the entity had a reasonable basis for its claimed classification;

•	the entity and all members of the entity recognized the federal tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997; and

•	neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

      The Partnership and each of the joint ventures had a reasonable basis for its claimed classification under the Treasury regulations in effect prior to January 1, 1997 and each intends to continue to be classified as a partnership for federal income tax purposes. In addition, we have represented that neither the Partnership nor the joint ventures (i) was notified by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination or (ii) will elect to be classified as an association taxable as a corporation under the check-the-box regulations.

      A “publicly traded partnership” is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for federal income tax purposes if at least 90% of such partnership’s gross income for a taxable year consists of certain passive-type income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the 90% passive income exception). See “— Taxation of Boykin Lodging.”

      Treasury regulations (the PTP regulations) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the private placement exclusion), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (b) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each of the Partnership and the joint ventures qualifies for the private placement exclusion.

      If for any reason the Partnership or a joint venture was taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “— Taxation of Boykin Lodging — Requirements for Qualification.” In addition, any change in the Partnership’s, or any joint venture’s, status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. See “— Taxation of Boykin Lodging — Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of the Partnership or an affected joint venture would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership or any affected joint venture would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the entity’s taxable income.

      Partnership Anti-Abuse Rule. A Treasury regulation (the partnership provisions) authorizes the IRS, in certain abusive transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the IRS deems appropriate (the anti-abuse rule). The anti-abuse rule applies where a partnership is formed or utilized in connection with a transaction or series of related transactions a principal purpose of which is to reduce substantially the present value of the partners’ aggregate federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse rule states that the partnership provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners’ economic agreement and clearly reflects the partners’ income, without incurring an entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners’ aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the partnership provisions.

      The anti-abuse rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT’s option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions and, thus, cannot be recast by the IRS. However, the anti-abuse rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the IRS will not attempt to apply the anti-abuse rule to us. If the conditions of the anti-abuse rule are met, the IRS is authorized to take appropriate enforcement action, including disregarding the Partnership for federal tax purposes or treating one or more of its partners as nonpartners. Any such action could jeopardize our status as a REIT.

      Tax Allocations with Respect to the Properties. Income, gain, loss and deduction attributable to property (such as a hotel) contributed by a partner in exchange for a partnership interest must be allocated such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (built-in gain or built-in loss) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a book-tax difference). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Treasury regulations allow partnerships to use any reasonable method of accounting for book-tax differences for contributions of property so that a contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with contributed property. The Partnership accounts for book-tax differences using the traditional method provided for in the Treasury regulations.

      The carryover basis of certain contributed assets in the hands of the Partnership may cause us to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of the hotels in excess of the economic or book income allocated to us as a result of such sale. This might adversely affect our ability to distribute sufficient dividends to comply with the REIT distribution requirements. See “— Taxation of Boykin Lodging — Annual Distribution Requirements.” The foregoing principles also apply in determining our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. See “— Taxation of Taxable U.S. Shareholders.” The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased our interest in certain hotels at their agreed value.

      Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in the Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to the Partnership;

•	increased by our allocable share of the Partnership’s income and our allocable share of indebtedness of the Partnership; and

•	reduced, but not below zero, by our allocable share of the Partnership’s loss, and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of the Partnership.

      If the allocation of our distributive share of the Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis to below zero. To the extent that the Partnership’s distributions, or any decrease in our share of the indebtedness of the Partnership, which is considered a constructive cash distribution to the partners, would reduce our adjusted tax basis to below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

      Depreciation Deductions Available to the Partnership. We have made cash contributions to the Partnership in our capacity as a general partner. The Partnership concurrently acquired all of the equity interests in the partnerships or limited liability companies that owned the hotels acquired at the time of our formation (the contributed partnerships). The Partnership’s initial basis in those hotels for federal income tax purposes was a carryover of the basis of the contributed partnerships in those hotels on the date of such transactions, increased by any gain recognized on the transfers to the Partnership.

      The Partnership depreciates, for federal income tax purposes, such hotels and any depreciable hotel property which it acquires for cash, under the alternative depreciation system (ADS). Under ADS, the Partnership may depreciate such buildings and improvements (even those acquired with a carryover basis) over a new 40 year recovery period using a straight-line method and a mid-month convention. The Partnership uses the modified accelerated cost recovery system of depreciation (MACRS) for subsequently acquired furnishings and equipment. Under MACRS, the Partnership generally may depreciate such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Partnership places more than 40% of its furnishings and equipment in service during the last three months of any taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year.

      Sale of the Properties. Generally, any gain realized by a partnership on the sale of assets held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under REIT rules, our share of any gain realized by the Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business (dealer property) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “— Taxation of Boykin Lodging.” Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification of certain sales of property as prohibited transactions exists as to real estate assets if:

•	the REIT held the property for at least four years, including in the case of property acquired through foreclosure on a loan or lease the period that the REIT held the loan or lease;

•	the expenditures includable in a property’s basis made during the four-year period prior to disposition do not exceed 30% of the property’s net sale price;

•	during the taxable year, the REIT made no more than seven sales of property, or, in the alternative, the aggregate of the adjusted bases of all properties sold did not exceed 10% of the adjusted bases of all of the REIT’s properties during the year; and

•	except in the case of property acquired through foreclosure or through lease termination, the property must have been held by the REIT for the production of rental income for at least four years.

      All inventory required in the operation of the hotels will be purchased by the lessees or their designees as required by the terms of the leases. Accordingly, we and the Partnership believe that no asset owned by us or the Partnership is dealer property. Nevertheless, we and the Partnership will attempt to comply with the terms of the safe-harbor provisions under federal income tax laws. Complete assurance cannot be given, however, that we or the Partnership can comply with such safe-harbor provisions or avoid owning property that may be characterized as dealer property.

Taxation of Taxable U.S. Shareholders

      As long as we qualify as a REIT, distributions to our taxable U.S. shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will result in ordinary income to such shareholders. Our corporate U.S. shareholders will not be entitled to the dividends received deduction. As used herein, the term “U.S. shareholder” means a holder of shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States,

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

•	an estate whose income from sources without the United States is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust, and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

      Distributions that we properly designate as capital gain dividends and undistributed amounts for which we properly make a capital gains designation, as described below, will be taxable to our U.S. shareholders as gains (to the extent that they do not exceed the Company’s actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time we held the assets that produced these gains, we generally will designate our capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

      We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, a “capital gains designation,” we will pay tax on our retained net long-term capital gains. In that case, a U.S. shareholder generally would:

•	be taxed on its proportionate share of our undistributed long-term capital gain;

•	receive a credit or refund for its proportionate shares of the tax we paid;

•	increase the adjusted basis of its shares by the amount of its proportionate share of our undistributed long-term capital gain minus its share of the tax we paid; and

•	in the case of a corporate U.S. shareholder, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury regulations to be prescribed by the IRS.

      A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. shareholder’s shares. Instead, such distribution will reduce the shareholder’s adjusted basis in such shares. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in its shares as long-term capital gain, or short-term capital gain if the shares have been held for one year or less, assuming the shares are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

      Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income generally.

Taxation of U.S. Shareholders on the Disposition of Shares

      In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our shares as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of shares held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. shareholder previously had characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the shares may be disallowed if the U.S. shareholder purchases other shares within 30 days before or after the disposition.

Capital Gains and Losses

      A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 38.6% for the period from January 1, 2002 to December 31, 2003, 37.6% for the period from January 1, 2004 to December 31, 2005, and 35% for the period from January 1, 2006 to December 31, 2010. The maximum tax rate on long-term capital gain applicable to a non-corporate taxpayer is 20% for sales and exchanges of assets held for more than one year. The maximum rate on long-term capital gain from the sale or exchange of “section 1250 property” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting and Backup Withholding

      We must report annually to our shareholders and the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of up to 30% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

      A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. See “— Taxation of Non-U.S. Shareholders.”

Taxation of Tax-Exempt U.S. Shareholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (UBTI). While many investments in real estate generate UBTI, the IRS issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the

REIT in an unrelated trade or business of the pension trust. If a tax-exempt shareholder were to finance its acquisition of our shares with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock is required to treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as UBTI is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interest in the pension trust (see “— Taxation of Boykin Lodging — Requirements for Qualification); and

•	either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Shareholders

      The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of shares by persons that are not U.S. shareholders (non-U.S. shareholders). In general, non-U.S. shareholders may be subject to special tax withholding requirements on our distributions and with respect to their sale or other disposition of our shares, except to the extent reduced or eliminated by an income tax treaty between the United States and such non-U.S. shareholder’s country. A non-U.S. shareholder who is a shareholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-U.S. shareholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares, including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, us.

State and Local Consequences

      We and/or you may be subject to state or local taxation in various jurisdictions, including those jurisdictions in which we or you transact business or reside. The state and local tax treatment in such jurisdictions may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN BOYKIN LODGING.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement consisting of a pricing agreement dated the date of this prospectus supplement, which incorporates the terms of underwriting agreement standard provisions dated the date of this supplement (the “Underwriting Agreement”), the underwriters named below, for whom A.G. Edwards & Sons, Inc. is acting as representative, have severally agreed to purchase, and Boykin Lodging has agreed to sell to them, severally, the number of depositary shares indicated below:

Number of
Underwriter	Depositary Shares

A.G. Edwards & Sons, Inc.
Legg Mason Wood Walker, Incorporated
Friedman Billings Ramsey
Wells Fargo Securities, LLC

Total

      The Underwriting Agreement provides that the obligations of the several underwriters to pay for and accept delivery of the depositary shares offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are severally obligated to take and pay for all depositary shares offered hereby (other than those covered by the underwriters’ over-allotment option described below) if any such depositary shares are taken.

      The underwriters initially propose to offer the depositary shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at a price that represents a concession not in excess of $0.   per share below the public offering price. Any underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.   per share to other underwriters or to certain dealers. After the initial offering of the depositary shares, the offering price and other selling terms may from time to time be varied by the representatives.

      We have granted to the underwriters an option, exercisable for 30 days from the date of the initial delivery of the depositary shares, to purchase up to an aggregate of                               additional depositary shares at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the depositary shares offered hereby. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional depositary shares as the number set forth next to such underwriter’s name in the preceding table bears to the total number of depositary shares set forth next to the names of all underwriters in the preceding table.

      The following table provides information regarding the amount of the discount and other items of underwriting compensation, as determined in accordance with the Conduct Rules of the National Association of Securities Dealers, Inc., to be paid to the underwriters by us:

Total Discount
and Other
		Total Discount and	Compensation
		Other Compensation	With Full Exercise
	Discount	Without Exercise of	of Over-Allotment
	Per Share	Over-Allotment Option	Option

Underwriting discounts and commissions payable by us

      We estimate that the total expenses of the offering, excluding the underwriting discounts and commissions, will be approximately $                    .

      We expect to list the depositary shares on the New York Stock Exchange. Trading of the depositary shares on the New York Stock Exchange, if listing is approved, is expected to commence within 30 days after the initial delivery of the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares prior to the commencement of trading on the New York Stock Exchange. The underwriters will have no obligation to make a market in the depositary shares, however, and may cease market making activities, if commenced, at any time.

      In connection with this offering, the underwriters may purchase and sell depositary shares in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. An over-allotment involves syndicate sales of depositary shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of depositary shares in the open market after the distribution has been completed in order to cover syndicate short positions.

      Stabilizing transactions consist of some bids or purchases of depositary shares made for the purpose of preventing or slowing a decline in the market price of the depositary shares while the offering is in progress.

      In addition, the underwriters may impose penalty bids, under which they may reclaim the selling concession from a syndicate member when the depositary shares originally sold by that syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions.

      Similar to other purchase transactions, these activities may have the effect of raising or maintaining the market price of the depositary shares or preventing or slowing a decline in the market price of the depositary shares. As a result, the price of the depositary shares may be higher than the price that might otherwise exist in the open market.

      Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

      We have agreed that for a period of 30 days from the date hereof, we will not, without the prior written consent of A.G. Edwards & Sons, Inc., directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any depositary shares or any other preferred shares ranking on a parity with the Preferred Shares and the related depositary shares.

      The underwriters from time to time provide and may in the future provide investment banking and financial advisory services to us, for which they have received and may receive customary compensation.

LEGAL MATTERS

      The legality of the depositary shares offered hereby will be passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio, and certain legal matters will be passed upon for the underwriters by Bryan Cave LLP. Albert T. Adams, a director of Boykin Lodging, is a partner of Baker & Hostetler LLP.

EXPERTS

      Our consolidated financial statements as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001, incorporated in this prospectus by reference to our Current Report on Form 8-K dated September 23, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      Our consolidated financial statements for the year ended December 31, 1999, our consolidated financial statement schedules for each of the three years in the period ended December 31, 2001, and the financial statements of Boykin Management Company as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, all incorporated in this prospectus by reference to our Annual Report on

Form 10-K, were audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. We have incorporated these consolidated financial statements and consolidated financial statement schedules in the accompanying prospectus in reliance on the report of Arthur Andersen LLP. After reasonable efforts we have not been able to obtain the additional written consent of Arthur Andersen LLP to our naming it in the accompanying prospectus as having certified our consolidated financial statements and consolidated financial statement schedules. This lack of consent and Arthur Andersen LLP’s recent difficulties may limit your ability to recover from Arthur Andersen LLP for any claims that you may assert as a result of the work performed by Arthur Andersen LLP.

WHERE YOU CAN FIND MORE INFORMATION

      You may read and copy any material that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the Internet at the SEC’s site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

•	The description of our common shares contained in our Registration Statement on Form 8-A/ A filed with the Commission on October 23, 1997;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002; and

•	Current Reports on Form 8-K filed with the SEC on January 14, 2002, April 22, 2002, April 24, 2002 (Form 8-K/ A), August 13, 2002, August 29, 2002 and September 23, 2002.

      All documents we filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering of the depositary shares are deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the date of filing of such documents.

      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein is deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus supplement.

      We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement has been delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference in this prospectus supplement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Boykin Lodging Company, Shereen P. Jones, Guildhall Building, Suite 1500, 45 W. Prospect Avenue, Cleveland, Ohio 44115, telephone number (216) 430-1200.

PROSPECTUS

BOYKIN LODGING COMPANY

$300,000,000

Preferred Shares, Depositary Shares, Common Shares and Warrants

      Boykin Lodging Company (the “Company”) may from time to time offer in one or more classes or series (i) whole or fractional preferred shares (collectively, “Preferred Shares”), (ii) Preferred Shares represented by depositary shares (“Depositary Shares”), (iii) common shares, without par value (“Common Shares”), with an aggregate public offering price of up to $300,000,000, on terms to be determined at the time or times of offering, and (iv) warrants to purchase Preferred Shares, Depositary Shares or Common Shares (collectively, “Warrants”). The Preferred Shares, Depositary Shares, Common Shares and Warrants (collectively, the “Offered Securities”) may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a “Prospectus Supplement”).

      The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, when applicable: (i) in the case of Preferred Shares, the number of shares, the specific class, series, title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (ii) in the case of Depositary Shares, the number of shares, the whole or fractional Preferred Shares represented by each such Depositary Share and any initial public offering price; (iii) in the case of Common Shares, the number of shares and any initial public offering price; and (iv) in the case of Warrants, the securities to which they relate, duration, offering price, exercise price and detachability features. In addition, those specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust (“REIT”) for federal income tax purposes.

      The applicable Prospectus Supplement will also contain information, when applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by that Prospectus Supplement.

      The Offered Securities may be offered by the Company directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth in or will be calculable from the information set forth in the applicable Prospectus Supplement. No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of those Offered Securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

November 14, 1997

      No person has been authorized to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this Prospectus or an applicable Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus and any applicable Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or thereof.

AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and information statements and other information with the Securities and Exchange Commission (the “Commission”). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission’s Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Company’s Common Shares are listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission a registration statement (the “Registration Statement”) (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference:

a. Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by the Annual Report on Form 10-K/A filed with the Commission on March 31, 1997;

b. The description of the Company’s Common Shares contained in the Company’s Registration Statement on Form 8-A/A filed with the Commission on October 23, 1997;

c. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997;

d. Current Report on Form 8-K dated April 4, 1997, as amended by the Current Report on Form 8-K/A filed with the Commission on June 17, 1997; and

e. Current Report on Form 8-K dated March 6, 1997, as amended by the Current Reports on Form 8-K/A filed with the Commission on June 2, 1997, June 17, 1997 and June 19, 1997.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities are deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein is deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded does not, except as so modified or superseded, constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Boykin Lodging Company, Terminal Tower, Suite 1500, 50 Public Square, Cleveland, Ohio 44113-2258, Attention: Raymond P. Heitland, Secretary, telephone number (216) 241-6375.

THE COMPANY

      The Company was formed in February 1996 to continue and expand the hotel ownership, acquisition, redevelopment and repositioning activities of its predecessors, Boykin Management Company and its affiliates (the “Boykin Group”). The Company completed its initial public offering in November 1996 (the “Initial Offering”) and operates as a self-administered equity real estate investment trust.

      The Company’s primary business strategies are to achieve revenue growth in its hotels, acquire and lease additional hotel and resort properties in the upscale and moderate markets on an accretive basis, strategically renovate and upgrade properties to maximize performance and selectively expand and develop additional hotel properties.

      The Company’s executive offices are located in the Terminal Tower, Suite 1500, 50 Public Square, Cleveland, Ohio 44113-2258, and its telephone number is (216) 241-6375.

USE OF PROCEEDS

      Unless otherwise described in the accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the repayment of certain indebtedness under the Company’s credit facility, the acquisition of properties (including using the net proceeds for possible portfolio or asset acquisitions or in business combinations) as suitable opportunities arise and the improvement of certain properties in the Company’s portfolio.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED SHARE DIVIDENDS

      The Company’s ratio of earnings to combined fixed charges and preferred share dividends for the year ended December 31, 1994, the pre-Initial Offering period of January 1, 1996 to November 3, 1996, the post-Initial Offering period of November 4, 1996 through December 31, 1996 and the nine-month period ended September 30, 1997 were 1.01, 1.04, 6.29 and 8.20, respectively. In 1992, 1993 and 1995, earnings were insufficient to cover fixed charges by $2,707,000, $2,464,000 and $48,000, respectively. Through the date of this Prospectus, the Company’s ratio of earnings to combined fixed charges and preferred share dividends has equaled the Company’s ratio of earnings to fixed charges because the Company has had no Preferred Shares outstanding.

      For purposes of computing this ratio, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before income taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization of debt discounts and issue costs, whether expensed or capitalized, adjusted by preferred share dividends.

DESCRIPTION OF PREFERRED SHARES

      The Amended and Restated Articles of Incorporation of the Company (the “Articles”) authorize the issuance of up to (i) 5,000,000 Class A Cumulative Preferred Shares, without par value (the “Cumulative Shares”), and (ii) 5,000,000 Class A Noncumulative Preferred Shares, without par value (the “Noncumulative Shares”) (the Cumulative Shares and the Noncumulative Shares collectively, the “Preferred Shares”). As of the date of this Prospectus, no Cumulative Shares or Noncumulative Shares are outstanding.

      The following description of the Preferred Shares sets forth certain general terms and provisions of each class of Preferred Shares to which any Prospectus Supplement may relate. The statements below are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles, which will be further amended by the Board of Directors in connection with the fixing by the Board of Directors of certain terms of the Preferred Shares as provided below.

General

      The Cumulative Shares and the Noncumulative Shares rank on a parity with each other and are identical to each other, except (1) that dividends on the Cumulative Shares will be cumulative, while dividends on the Noncumulative Shares will not be cumulative, and (2) in respect of the following matters that, pursuant to the terms of the Articles and subject to Ohio law, may be fixed by the Board of Directors with respect to each series of each class of Preferred Shares prior to the issuance thereof: (i) the designation of the series which may be by distinguishing number, letter or title, (ii) the authorized number of shares of the series, which number the Board of Directors may (except when otherwise provided in the creation of the series) increase or decrease from time to time before or after the issuance thereof (but not below the number of shares thereof then outstanding), (iii) the dividend rate or rates of the series, including the means by which such rates may be established, (iv) with respect to the Cumulative Shares, the date or dates from which dividends shall accrue and be cumulative and, with respect to all Preferred Shares, the date on which and the period or periods for which dividends, if declared, shall be payable, including the means by which such dates and periods may be established, (v) redemption rights and prices, (vi) the terms and amounts of any sinking fund, (vii) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (viii) whether the shares of the series are convertible into Common Shares or shares of any other class and, if so, the conversion rate or rates or price or prices, any adjustments thereof and all other terms and conditions upon which such conversion may be made, and (ix) restrictions (in addition to those set forth in the Articles) on the issuance of shares of the same or any other class or series.

      Reference is made to the applicable Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

(1)	The class, series and title of such Preferred Shares;

(2)	The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

(3)	The dividend rate or rates, period or periods and payment date or dates or method of calculation thereof applicable to such Preferred Shares;

(4)	The date from which dividends on such Preferred Shares shall accumulate, if applicable;

(5)	The procedures for any auction or remarketing of such Preferred Shares;

(6)	The provision for any sinking fund for such Preferred Shares;

(7)	The provision for redemption, if applicable, of such Preferred Shares;

(8)	Any listing of such Preferred Shares on any securities exchange;

(9)	Any terms and conditions upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

(10)	Whether interests in such Preferred Shares will be represented by Depositary Shares;

(11)	Any other specific terms, preferences, rights, limitations or restrictions of or on such Preferred Shares;

(12)	A discussion of federal income tax considerations applicable to such Preferred Shares;

(13)	The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

(14)	Any limitations on issuance of securities ranking senior to or on a parity with such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

(15)	Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

      The Preferred Shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

Rank

      All Preferred Shares will, when issued, rank (i) on a parity with all other Preferred Shares with respect to dividend rights (subject to dividends on Noncumulative Shares being noncumulative) and rights upon liquidation, dissolution or winding up of the Company, (ii) senior to all classes of Common Shares of the Company and to all other equity securities ranking junior to such Preferred Shares with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; (iii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; and (iv) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

Dividends

      The holders of each series of each class of Preferred Shares are entitled to receive, if, when and as declared, out of funds legally available therefor, dividends in cash at the rate determined for such series and no more, payable on the dates fixed for such series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Preferred Shares. With respect to each series of Cumulative Shares, such dividends will be cumulative from the dates fixed for the series. With respect to each series of Noncumulative Preferred Shares, dividends will not be cumulative (i.e., if the Board of Directors fails to declare a dividend payable on a dividend payment date on any Noncumulative Shares, the holders of such series of Noncumulative Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay any dividend for such period, whether or not dividends on such series of Noncumulative Shares would be declared to be payable on any future dividend payment date). Each such dividend will be payable to holders of record as they appear on the share transfer books of the Company on such record dates as are fixed by the Board of Directors of the Company.

      If Preferred Shares of any series of any class are outstanding, no dividends may be paid or declared and set apart for any series of Preferred Shares for any dividend period unless at the same time (i) a like proportionate dividend for the dividend periods terminating on the same or any earlier date for all shares of all series of such class then issued and outstanding and entitled to receive such dividend (but, if such series are series of Noncumulative Shares, then only with respect to the current dividend period), ratably in proportion to the respective annual dividend rates fixed therefor, shall have been paid or declared and set apart and (ii) the dividends payable for the dividend periods terminating on the same or any earlier date for all other classes of Preferred Shares then issued and outstanding and entitled to receive such dividends (but, with respect to Noncumulative Shares, only with respect to the then current dividend period), ratably in proportion to the respective dividend rates fixed therefor, shall have been paid or declared and set apart.

      So long as any series of Preferred Shares is outstanding, no dividend, except a dividend payable in Common Shares or other shares ranking junior to such series of Preferred Shares, shall be paid or declared or any distribution made, except as aforesaid, in respect of the Common Shares or any other shares ranking junior to such series of Preferred Shares, nor shall any Common Shares or any other shares ranking junior to such series of Preferred Shares be purchased, retired or otherwise acquired by the Company, except out of the proceeds of the sale of Common Shares or other shares of the Company ranking junior to such series of Preferred Shares received by the Company subsequent to the date of first issuance of such series of Preferred Shares, unless (i) all accrued and unpaid dividends on all classes of Preferred Shares then outstanding, including the full dividends for all current dividend periods (except, with respect to Noncumulative Shares, for the then current dividend period only), shall have been declared and paid or a sum sufficient for payment thereof set apart, and (ii) there shall be no arrearages with respect to the redemption of any series of any class of Preferred Shares from any sinking fund provided for such class in accordance with the Articles.

      The foregoing restrictions on the payment of dividends or other distributions on, or on the purchase, redemption, retirement or other acquisition of, Common Shares or any other shares ranking on a parity with or junior to any class of Preferred Shares will be inapplicable to (i) any payments in lieu of issuance of fractional shares, whether upon any merger, conversion, stock dividend or otherwise, (ii) the conversion of Preferred Shares into Common Shares, or (iii) the exercise by the Company of its rights to repurchase shares of its capital stock in order to preserve its status as a REIT under the Internal Revenue Code of 1986, as amended from time to time (the “Code”). No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment on Preferred Shares of any series which may be in arrears.

      Any dividend payment made on Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Redemption

      If so described in the applicable Prospectus Supplement, a series of a class of Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices described in such Prospectus Supplement.

      The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that will be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which, in the case of Noncumulative Shares, includes only unpaid dividends for the current dividend period) to the date of redemption. The redemption price may be payable in cash or other property, as described in the applicable Prospectus Supplement.

      Except in connection with the repurchase by the Company of shares in order to maintain its qualification as a REIT for federal income tax purposes, the Company may not purchase or redeem (for sinking fund purposes or otherwise) less than all of a class of Preferred Shares then outstanding except in accordance with a share purchase offer made to all holders of record of such class, unless all dividends on all Preferred Shares of that class then outstanding for previous and current dividend periods (but, in the case of Noncumulative Shares, dividends for the current dividend period only) shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

      If fewer than all of the outstanding shares of any class of Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares to be redeemed will be selected by lot in a manner determined by the Board of Directors.

      Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a Preferred Share to be redeemed at the address shown on the share transfer books of the Company. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof will also specify the number of Preferred Shares to be redeemed from each holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of the Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and such holders will cease to be shareholders with respect to such shares and such holders shall have no right or claim against the Company with respect to such shares, except only the right to receive the redemption price without interest or to exercise before the redemption date any unexercised privilege of conversion.

Liquidation Preference

      In the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company, the holders of any series of any class of Preferred Shares are entitled to receive in full out of the assets of the Company, including its capital, before any amount is paid or distributed among the holders of the Common Shares or any other shares ranking junior to such series, the amounts fixed by the Board of Directors with respect to such series and set forth in the applicable Prospectus Supplement plus an amount equal to all dividends accrued and unpaid thereon (but, with respect to Noncumulative Shares, dividends for the current dividend period only) to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up the affairs of the Company. After payment to the holders of the Preferred Shares of the full preferential amounts to which they are entitled, the holders of Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Company.

      If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company will distribute among the holders of any other classes or series of shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective numbers of shares. The merger or consolidation of the Company into or with any other corporation, or the sale, lease or conveyance of all or substantially all of the assets of the Company, will not constitute a dissolution, liquidation or winding up of the Company.

Voting Rights

      Holders of Preferred Shares will not have any voting rights, except as set forth below and as from time to time required by law.

      If and when the Company is in default in the payment of dividends on any series of Cumulative Shares at any time outstanding, for a number of dividend payment periods (whether or not consecutive) which in the aggregate contain at least 540 days, then holders of all series of Cumulative Shares then outstanding, voting together as a class, will be entitled to elect a total of two members of the Board of Directors, which voting right will be vested (and any additional directors will serve) until all accrued and unpaid dividends on such series of Cumulative Shares shall have been paid or declared and a sum sufficient for the payment thereof set aside for payment.

      If and when the Company has not paid or declared and set aside a sum sufficient for the payment of dividends on any series of Noncumulative Shares then outstanding, for a number of dividend payment periods (whether or not consecutive) which in the aggregate contain at least 540 days, the holders of all series of Noncumulative Shares then outstanding, voting together as a class, shall be entitled to elect two members of the Board of Directors (in addition to any members of the Board of Directors elected by the holders of Cumulative Shares) until the Company has fully paid or has set aside a sum sufficient for the payment of, dividends on such Noncumulative Shares for a number of consecutive dividend payment periods which in the aggregate contain at least 360 days.

      The affirmative vote of the holders of at least two-thirds of a class of Preferred Shares at the time outstanding, voting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose, is necessary to effect either of the following:

(1)	The authorization, creation or increase in the authorized number of any shares, or any security convertible into shares, in either case ranking prior to such class of Preferred Shares; or

(2) Any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles or the Code of Regulations which affects adversely and materially the preferences or voting or other right of the holders of such class of Preferred Shares which are set forth in the Articles;

provided, however, neither the amendment of the Articles so as to authorize, create or change the authorized or outstanding number of a class of Preferred Shares or of any shares ranking on a parity with or junior to such class of Preferred Shares nor the amendment of the provisions of the Code of Regulations so as to change the number or classification of directors of the Company shall be deemed to affect adversely and materially preferences or voting or other rights of the holders of such class of Preferred Shares.

      Without limiting the provisions described above, under Ohio law, holders of each class of Preferred Shares will be entitled to vote as a class on any amendment to the Articles, whether or not they are entitled to vote thereon by the Articles, if the amendment would (i) increase or decrease the par value of the shares of such class, (ii) change the issued shares of such class into a lesser number of shares of such class or into the same or different number of shares of another class, (iii) change the express terms or add express terms of the shares of the class in any manner substantially prejudicial to the holders of such class, (iv) change the express terms of issued shares of any class senior to the particular class in any manner substantially prejudicial to the holders of shares of the particular class, (v) authorize shares of another class that are convertible into, or authorize the conversion of shares of another class into, shares of the particular class, or authorize the directors to fix or alter conversion rights of shares of another class that are convertible into shares of the particular class, (vi) reduce or eliminate the stated capital of the Company, (vii) substantially change the purposes of the Company or (viii) change the Company into a nonprofit corporation.

      If, and only to the extent, that (i) a class of Preferred Shares is issued in more than one series and (ii) Ohio law permits the holders of a series of a class of shares to vote separately as a class, the affirmative vote of the holders of at least two-thirds of each series of such class of Preferred Shares at the time outstanding, voting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose of voting on such matters, shall be required for any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles or the Code of Regulations which affects adversely and materially the preferences or voting or other rights of the holders of such series which are set forth in the Articles; provided, however, neither the amendment of the Articles so as to authorize, create or change the authorized or outstanding number of a class of Preferred Shares or of any shares ranking on a parity with or junior to such class of Preferred Shares nor the amendment of the provisions of the Code of Regulations so as to change the number or classification of directors of the Company shall be deemed to affect adversely and materially the preference or voting or other rights of the holders of such series.

      The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion Rights

      The terms and conditions, if any, upon which shares of any series of any class of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such Preferred Shares or the Company, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the occurrence of certain events.

Restrictions on Ownership

      For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares. Specifically, not more than 50% in value of the Company’s outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. See “Federal Income Tax Considerations—Requirements for Qualification.” Because the Company believes that it qualified, and will continue to qualify, as a REIT beginning with the taxable year ended December 31, 1996, the Articles limit the acquisition of shares of the Company’s capital stock (the “Ownership Limit”).

      The Ownership Limit provides that, subject to certain exceptions set forth in the Articles, no person may own, or be deemed to own, by vote or value, by virtue of the applicable attribution provisions of the Code, more than 9.0% of any class of the outstanding shares of the Company. The Board of Directors may, but is not required to, waive the Ownership Limit if it determines that greater ownership will not jeopardize the Company’s status as a REIT. As a condition of that waiver, the Board of Directors may require opinions of counsel satisfactory to it and undertakings or representations from the applicant with respect to preserving the REIT status of the Company.

      If any purported transfer of capital shares of the Company or any other event would otherwise result in any person or entity violating the Ownership Limit or would cause the Company to be beneficially owned by fewer than 100 persons, that transfer will be void and of no force or effect as to the number of shares in excess of the Ownership Limit, and the purported transferee (the “Prohibited Transferee”) will acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to shares in excess of the Ownership Limit (the “Prohibited Owner”) will cease to own any right or interest) in the excess shares. In addition, if any purported transfer of shares of the Company or any other event would cause the Company to become “closely held” under the Code or otherwise to fail to qualify as a REIT under the Code, that transfer will be void and of no force or effect as to the number of shares in excess of the number that could have been transferred without that result, and the Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner will cease to own any right or interest) in the excess shares. Also, if any purported transfer of shares of the Company or any other event would otherwise cause the Company to own, or be deemed to own by virtue of the applicable attribution provisions of the Code, 10% or more, by vote or value, of the ownership interests in the Boykin Management Company Limited Liability Company or in any sublessee, that transfer or event will be void and of no force or effect as to the number of shares in excess of the number that could have been transferred or affected by that event without that result, and the Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner will cease to own any right or interest) in the excess shares.

      Any excess shares arising from a prohibited transfer described above will be transferred automatically to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the “Beneficiary”). The trustee of the trust, who will be designated by the Company and be unaffiliated with the Company and any Prohibited Owner, will be empowered to sell the excess shares to a qualified person or entity and to distribute to the applicable Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for those excess shares or the sale proceeds received for those shares by the trust. The trustee will be empowered to sell any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, to a qualified person or entity and distribute to the applicable Prohibited Owner an amount equal to the lesser of the fair market value of those excess shares on the date of the triggering event or the sale proceeds received by the trust for those excess shares. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the benefit of the Beneficiary, all dividends and other distributions paid by the Company with respect to those shares, and also will be entitled to exercise all voting rights with respect to those shares.

      All certificates representing shares of the Company will bear a legend referring to the restrictions described above.

      Every owner of more than 5% (or such lower percentage as may be required by the Code or the Regulations promulgated thereunder (the “Treasury Regulations”)) of the outstanding shares of the Company must file no later than January 30 of each year a written notice with the Company containing the information specified in the Articles. In addition, each shareholder will be required, upon demand, to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of that shareholder’s actual and constructive ownership on the Company’s status as a REIT and to ensure compliance with the Ownership Limit.

      The Ownership Limit may have the effect of precluding an acquisition of control of the Company without approval of the Board of Directors.

DESCRIPTION OF DEPOSITARY SHARES

General

      The Company may issue through a depositary (such depositary or its successor, the “Preferred Shares Depositary”) receipts (“Depositary Receipts”) for Depositary Shares, each of which will represent a fractional interest or a share of a particular series of a class of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares of each series of each class represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a “Deposit Agreement”) among the Company, the Preferred Shares Depositary and the holders from time to time of the Depositary Receipts. Subject to the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights). As of the date of this Prospectus, there are no Depositary Shares outstanding.

      The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the applicable Preferred Shares by the Company to the Preferred Shares Depositary, the Company will cause the Preferred Shares Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt will be filed with the Commission at or prior to any offering of Depositary Shares and may be obtained from the Company upon request.

Dividends and Other Distributions

      The Preferred Shares Depositary will distribute all cash dividends or other cash distributions, with all fractions being rounded down to the nearest whole cent, received in respect of the Preferred Shares to the record holders of the Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary.

      In the event of a distribution other than in cash, the Preferred Shares Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary, unless the Preferred Shares Depositary determines that it is not feasible to make such distribution, in which case the Preferred Shares Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

      No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Share which has been converted or exchanged. The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar right offered by the Company to holders of the Preferred Shares will be made available to holders of Depositary Shares.

Withdrawal of Shares

      Upon surrender of Depositary Receipts at the corporate trust office of the Preferred Shares Depositary (unless the related Depositary Shares have previously been called for redemption), the holder thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as described in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares that represent the number of Preferred Shares to be withdrawn, the Preferred Shares Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

Redemption of Depositary Shares

      Whenever the Company redeems Preferred Shares held by the Preferred Shares Depositary, the Preferred Shares Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, so long as the Company has paid in full to the Preferred Shares Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid dividends (but, with respect to Noncumulative Shares, dividends for the current dividend period only) thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the corresponding Preferred Shares. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Shares Depositary by lot or pro rata as may be determined by the Preferred Shares Depositary.

      After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Shares Depositary.

Voting of the Underlying Preferred Shares

      Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Shares Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Shares Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder’s Depositary Shares. The Preferred Shares Depositary will endeavor, insofar as practical, to vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Shares Depositary in order to enable the Preferred Shares Depositary to do so. The Preferred Shares Depositary will be required to abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Shares Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote, as long as such action or inaction is in good faith and does not result from gross negligence or willful misconduct of the Preferred Shares Depositary.

Liquidation Preference

      In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of a Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as described in the applicable Prospectus Supplement.

Conversion of Preferred Shares

      The Depositary Shares, as such, are not convertible into Common Shares or any other securities or property of the Company. Nevertheless, if so described in the applicable Prospectus Supplement relating to an offering of Depositary Shares that represent convertible Preferred Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Shares Depositary with written instructions to the Preferred Shares Depositary to instruct the Company to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into the securities into which those Preferred Shares are convertible, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon any conversion, and if such conversion would have resulted in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

      The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Shares Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding.

      The Deposit Agreement may be terminated by the Company upon not less than 30 days’ prior written notice to the Preferred Shares Depositary if (i) such termination is to preserve the Company’s status as a REIT or (ii) a majority of each class of Preferred Shares affected by such termination consents to such termination, whereupon the Preferred Shares Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been made to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares or (iii) each related Preferred Share shall have been converted into interests in the Company not represented by Depositary Shares.

Charges of Preferred Shares Depositary

      The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Shares Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Shares Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

Resignation and Removal of Depositary

      The Preferred Shares Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Shares Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Shares Depositary. A successor Preferred Shares Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

      The Preferred Shares Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Shares Depositary with respect to the related Preferred Shares.

      Neither the Preferred Shares Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstance beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Shares Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence, gross negligence or willful misconduct, and the Company and the Preferred Shares Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Shares Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

      If the Preferred Shares Depositary receives conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Shares Depositary is entitled to act on such claims, requests or instructions received from the Company.

Restrictions on Ownership

      The Company must meet certain requirements concerning the ownership of its outstanding shares in order to qualify as a REIT under the Code. See the discussion above under “Description of Preferred Shares—Restrictions on Ownership.”

DESCRIPTION OF COMMON SHARES

General

      The Articles authorize the issuance of up to 40,000,000 Common Shares, without par value. As of November 1, 1997, there were 9,536,251 Common Shares issued and outstanding. In addition, up to 1,000,000 Common Shares have been reserved for issuance upon the exercise of options under the Company’s Long-Term Incentive Plan and 30,000 Common Shares have been reserved for issuance upon the exercise of options granted to the Company’s directors. In addition, as of November 1, 1997, there were 1,340,718 units (the “Units”) outstanding in Boykin Hotel Properties, L.P. (the “Partnership”), through which the Company owns all of its hotel property interests. The Units may be exchanged for cash subject to the Company’s right to deliver Common Shares on a one-for-one-basis in lieu of a cash payment. The 293,602 Units owned by John E. Boykin, Robert W. Boykin, Raymond P. Heitland and Paul A. O’Neil may not be exchanged until November 4, 1999. As of the date of this Prospectus, the balance of the Units may be exchanged. The Common Shares are listed on the New York Stock Exchange under the symbol “BOY.” National City Bank, Cleveland, Ohio, is the transfer agent and registrar of the Common Shares.

      The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares may be issuable upon conversion of Preferred Shares or upon the exercise of Warrants. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles and the Company’s Code of Regulations (the “Code of Regulations”).

      Holders of Common Shares are entitled to receive dividends, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The payment and declaration of dividends on the Common Shares and purchases thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on any outstanding Preferred Shares. See “Description of Preferred Shares-Dividends.” The holders of Common Shares, upon any liquidation, dissolution or winding-up of the Company, are entitled to receive ratably any assets remaining after payment in full of all liabilities of the Company and the preferential amounts owing with respect to any Preferred Shares. See “Description of Preferred Shares—Liquidation Preference.” The Common Shares possess ordinary voting rights, with each share entitling the holder thereof to one vote. Holders of Common Shares do not have cumulative voting rights in the election of directors. Holders of Common Shares do not have preemptive rights, which means that they have no right to acquire any additional Common Shares that may be subsequently issued by the Company.

      All of the Common Shares now outstanding are, and any Common Shares offered by any accompanying Prospectus Supplement when issued will be, fully paid and nonassessable.

Restrictions on Ownership

      The Company must meet certain requirements concerning the ownership of its outstanding shares in order to qualify as a REIT under the Code. See the discussion above under “Description of Preferred Shares—Restrictions on Ownership.”

Ohio Anti-Takeover Provisions

      The Company has elected not to be subject to Ohio’s “Merger Moratorium” statute (Chapter 1704 of the Ohio Revised Code) or its “Control Share Acquisition” act (Section 1701.831 of the Ohio Revised Code), in light of the substantial share transfer restrictions included in the Articles. Section 1707.041 of the Ohio Revised Code, which regulates certain “control bids” for Ohio corporations, does not contain an election provision and remains applicable to the Company.

DESCRIPTION OF WARRANTS

      The Company may issue Warrants for the purchase of Preferred Shares, Depositary Shares or Common Shares. Warrants may be issued independently or together with Preferred Shares, Depositary Shares or Common Shares offered by any Prospectus Supplement and may be attached to or separate from those Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a “Warrant Agreement”) to be entered into between the Company and a warrant agent described in the applicable Prospectus Supplement (the “Warrant Agent”). The Warrant Agent will act solely as an agent of the Company in connection with Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holder or beneficial owner of any Warrant.

      The applicable Prospectus Supplement will describe the terms of Warrants offered thereby, including the following when applicable: (1) the title of Warrants; (2) the aggregate number of Warrants; (3) the price or prices at which Warrants will be issued; (4) the number of Preferred Shares, Depositary Shares or Common Shares purchasable upon exercise of Warrants; (5) the designation and terms of any series of Preferred Shares, Depositary Shares or Common Shares with which Warrants are being offered and the number of Warrants being offered with such securities; (6) the date, if any, on and after which Warrants may be transferred separately from any related securities; (7) the price at which the securities purchasable upon exercise of Warrants may be purchased; (8) the date on which the right to exercise Warrants will commence and the date on which such right will expire; (9) the minimum or maximum amount of Warrants which may be exercised at any one time; (10) information with respect to any book-entry procedures; (11) a discussion of material federal income tax considerations; and (12) any other terms of Warrants including terms, procedures and limitations relating to the exchange and exercise of Warrants.

      See the sections captioned “Description of Preferred Shares,” “Description of Depositary Shares” and “Description of Common Shares” for a general description of the securities for which Warrants may be exercised, including a description of certain restrictions on the ownership of the Preferred Shares, Depositary Shares and Common Shares, and certain anti-takeover provisions of Ohio law. Preferred Shares, Depositary Shares or Common Shares that may be acquired upon the exercise of Warrants directly or constructively held by an investor will be considered outstanding (a) at the time of acquisition of Warrants, and (b) prior to the exercise of Warrants, in determining the percentage ownership of the Preferred Shares, Depositary or the Common Shares held by that investor for purposes of the ownership limits referenced above.

FEDERAL INCOME TAX CONSIDERATIONS

      The following is a discussion of certain material federal income tax considerations to the Company and its security holders relating to the Offered Securities and the treatment of the Company as a REIT. The discussion is general in nature and is not intended to represent a detailed description of the federal income tax consequences applicable to a particular shareholder of the Company in view of a shareholder’s particular circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. The discussion in this section is based on current provisions of the Code, current and proposed Treasury Regulations, court decisions and other administrative rulings and interpretations, all of which are subject to change either prospectively or retroactively. There can be no assurance that any such change, future Code provision or other legal authority will not alter significantly the tax considerations described herein.

      THIS DISCUSSION IS NOT INTENDED TO BE A SUBSTITUTE FOR CAREFUL TAX PLANNING AND EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OWN TAX ADVISOR, REGARDING THE SPECIFIC TAX CONSEQUENCES, IN VIEW OF SUCH PROSPECTIVE PURCHASER’S INDIVIDUAL CIRCUMSTANCES, OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

General

      The Company elected to be taxed as a REIT under Sections 856 through 860 of the Code, effective for its short taxable year ended December 31, 1996. The Company believes that, commencing with such taxable year, it has been and is organized and operating in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.

      The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

      In the opinion of Baker & Hostetler LLP (“Counsel”), based on certain assumptions and representations, the Company has qualified as a REIT for its first taxable year ended December 31, 1996, and the Company is organized in conformity with the requirements for qualification as a REIT and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code, provided the Company continues to meet the asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for the Company to qualify as a REIT. Unlike a tax ruling, an opinion of counsel is not binding on the United States Internal Revenue Service (the “IRS”), and no assurance can be given that the IRS will not challenge the status of the Company as a REIT for federal income tax purposes. In addition, it must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters including, but not limited to, those set forth below in this discussion of “Federal Income Tax Considerations” and those concerning the Company’s business and properties. Moreover, such qualification and taxation as a REIT depends upon the Company’s ability to meet, through actual annual operating results, distribution levels and diversity of share ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Counsel. Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy such requirements. See “— Failure to Qualify.”

Taxation of the Company

      A REIT, such as the Company, generally will not be subject to federal corporate income tax on its taxable income that is currently distributed to its shareholders. This treatment substantially eliminates the “double taxation” (i.e., taxation at both the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income tax in several ways, including the following: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the “alternative minimum tax.” Third, if the Company has (i) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate. Fourth, if the Company has net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% corporate level tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (each discussed below) but has nonetheless maintained its qualification as a REIT by satisfying certain other requirements, it will be subject to a 100% tax on (i) an amount equal to the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (ii) a fraction intended to reflect the Company’s profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. This excise tax would not apply to undistributed capital gains for which a Capital Gains Designation (as defined below) was made. See “—Annual Distribution Requirements”. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company’s hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date the asset was acquired by the Company, then the excess of (i) the fair market value of such asset as of the beginning of such period over (ii) the Company’s adjusted basis in such asset as of the beginning of such period, will be subject to tax at the highest regular corporate tax rate.

Requirements for Qualification

      A REIT is defined in the Code as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain income and asset tests described below. Conditions (i) through (iv) and (vii) above must be met during the entire taxable year and condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. However, conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. Under the Taxpayer Relief Act of 1997 (the “1997 Act”), beginning with the Company’s 1998 taxable year, if the Company complies with the Treasury Regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares were held, actually or constructively, by five or fewer individuals, then the Company will be treated as meeting such requirement. These share ownership requirements need not be met until the second taxable year of the Company for which a REIT election is made.

      The Company has satisfied conditions (v) and (vi) set forth above. In addition, the Articles provide for restrictions regarding the ownership and transfer of the Company’s capital shares, which restrictions are intended to assist the Company in continuing to satisfy those requirements.

      In the case of a REIT that is a partner in a partnership, the Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company’s proportionate share of the assets, liabilities and items of income of the Partnership and other partnerships (including limited liability companies treated as partnerships for federal income tax purposes) in which the Company is or becomes a partner will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

Income Tests

      In order to maintain qualification as a REIT, currently the Company annually must satisfy three gross income requirements. First, at least 75% of the Company’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company’s gross income (including gross income from prohibited transactions) for each taxable year. The 30% gross income test has been repealed by the 1997 Act for taxable years beginning after August 5, 1997 and need not be met by the Company for its taxable year beginning January 1, 1998 and any taxable year thereafter.

      Rents received by the Company (“Rents”) will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

      First, in order for the Rents to qualify as “rents from real property,” the Rent, including Rent received pursuant to leases (“Leases”) that is based on (i) percentages of room revenue, food revenue and beverage revenue (the “Percentage Rent”) or (ii) base Rent plus Percentage Rent, must not be based in whole or in part on the income or profits of any person. The Rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales or base Rent plus Rent based on percentages of receipts or sales and the Rent formulas (i) are fixed at the time the Percentage Leases are entered into; (ii) are not renegotiated during the term of the Leases in a manner that has the effect of basing Rent on income or profits; and (iii) conforms with normal business practice. More generally, the Rent will not qualify as “rents from real property” if, considering the Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Rent on income or profits. Since the Rent is based on fixed percentages of the gross revenues or base Rent plus fixed percentages of the gross revenues that are established in the Leases, and the Company has represented that the Rents (i) will not be renegotiated during the terms of the Leases in a manner that has the effect of basing the Rent on income or profits; and (ii) conform with normal business practice, the Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, or base Rent plus fixed percentages of the gross revenues, as described above).

      Second, in order for the Rents to constitute “rents from real property,” the Rents attributable to personal property leased in connection with the lease of the real property comprising a hotel must not be greater than 15% of the Rents received under the leases. The Rent attributable to the personal property in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the hotel at the beginning and at the end of such taxable year (the “Adjusted Basis Ratio”). The Company has represented that Rents attributable to personal property will not exceed 15% of the Rents received under the any lease.

      Third, in order for the Rents to constitute “rents from real property,” the Company must not own, directly or constructively, 10% or more of any tenant (the “10% Ownership Limitation”). Under the attribution rules governing the 10% Ownership Test, the Company is considered to own any shares owned by the Partnership if partners in the Partnership collectively own 10% or more (by value) of the Company. The agreement of limited partnership of the Partnership provides that a redeeming limited partner will receive cash, rather than Common Shares, if the acquisition of Common Shares by such partner would result in the Company being treated as owning, directly or constructively, 10% or more of any tenant or any tenant’s sublessee. However, notwithstanding such restriction, because the Code’s constructive ownership rules for purposes of the 10% Ownership

Limitation are broad and it is not possible to continually monitor direct and indirect ownership of all Company shares, it is possible that the limited partners of the Partnership may at some time own, directly or through attribution, 10% or more of such shares, which would cause the Company to fail the gross income requirements and thus lose its REIT status. Under the 1997 Act, beginning with the Company’s 1998 taxable year, the Company and a tenant will not be related if (i)(a) the REIT’s shares are owned by a partnership and (b) a partner owning (directly or indirectly) less than a 25% interest in that partnership also owns an interest in the tenant, or (ii) owners of the Company and owners of the tenant are partners in a partnership and neither the owners of the Company nor the owners of the tenant are directly or indirectly 25% or greater partners in the partnership.

      Fourth, in order for the Rents to constitute “rents from real property”, the Company cannot furnish or render services that are of a type that a tax-exempt organization could not provide its tenants without causing its rental income to be unrelated business taxable income under the Code (“Non-Qualifying Services”), other than through an independent contractor from whom the Company itself does not derive or receive any income, nor can it render services (whether or not rendered by an independent contractor) that are not customarily provided to tenants of properties of a similar class in the geographic market in which the Company’s property is located (“Noncustomary Services”) (together, the Noncustomary Services and Non-Qualifying Services are referred to as the “Impermissible Services”) Although the Company does provide certain management services, the Company has represented and warranted to Counsel that these services are usual and customary management services provided by landlords in the geographic areas in which the Company owns property, and that such services are not primarily for the convenience of its tenants. To the extent the provision of Non-Qualifying Services would cause such disqualification, the Company has represented that it will hire independent contractors, from which the Company derives no income, to perform such services. As described below, however, if any of the Company’s leases are recharacterized as service contracts, partnership agreements or some other form of arrangement, the Rents likely would be disqualified as “rents from real property” because the Company would be considered to furnish or render non-Qualifying Services to the occupants of the hotels other than through an independent contractor from whom the Company derives or receives no income.

      Under the 1997 Act, beginning with the Company’s 1998 taxable year, the Company will be permitted to render a de minimis amount of Impermissible Services to tenants of the hotels, or in connection with the management of property, and still treat amounts received with respect to that property as rent. The value of these Impermissible Services may not exceed 1% of all amounts received or accrued during the year, directly or indirectly, from the property. The value of any service (or management operation) for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service (or providing the management or operation).

      In order for the Rents to constitute “rents from real property,” the leases pursuant to which the Rents are received must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the intent of the parties, the form of the agreement, and the degree of control over the property that is retained by the property owner.

      Code Section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not (i) the service recipient is in physical possession of the property; (ii) the service recipient controls the property; (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs, or the recipient bears the risk of damage to or loss of the property); (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the present or absence of any single factor may not be dispositive in every case.

      In rendering its opinion that the Company will qualify for taxation as a REIT, Counsel has concluded that the Leases should be treated as true leases for federal income tax purposes. Such conclusion is based, in part, on the following facts: (i) the Partnership and the lessees intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements; (ii) the lessees will have the right to exclusive possession and use and quiet enjoyment of the hotels during the term of the Leases; (iii) the lessees will bear the cost of, and be responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities and structural repairs, and will dictate how the hotels are operated, maintained and improved; (iv) the lessees will bear all of the costs and expenses of operating the hotels (including the cost of any inventory used in their operation) during the term of the Leases (other than real property taxes, and the cost of replacement or refurbishment of furniture, fixtures and equipment, to the extent such costs do not exceed the allowance of such costs provided by the Partnership under each Lease); (v) the lessees will benefit from any savings in the costs of operating the hotels during the term of the Leases; (vi) the lessees will indemnify the Partnership against all liabilities imposed on the Partnership during the term of the Leases by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the lessees’ use, management, maintenance or repair of the hotels; (vii) the lessees are obligated to pay substantial fixed rent for the period of use of the hotels; and (viii) the lessees stand to incur substantial losses (or reap substantial gains) depending on how successfully they operate the hotels.

      Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the foregoing conclusions with respect to the relationship between the Partnership and the lessees are based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. There can be no assurance that the IRS will not successfully assert a contrary position. If the Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, the Company likely would not be able to satisfy either the 75% or 95% income tests and, as a result, would lose its REIT status. See “— Requirements for Qualification — Income Tests.”

      The term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

      The interest accrued on the $40 million loan from the Company to the Partnership (the “Intercompany Convertible Note”) by the Company will be qualified income for purposes of the 75% test because the Intercompany Convertible Note is secured by second mortgages on two of the hotels.

      If the sum of the income realized by the Company (whether directly or through its interest in the Partnership) which does not satisfy the requirements of the 75% and the 95% gross income tests (collectively, “Non-Qualifying Income”), exceeds 5% of the Company’s gross income for any taxable year, the Company’s status as a REIT would be jeopardized. The Company has represented that the amount of its Non-Qualifying Income will not exceed 5% of the Company’s annual gross income for any taxable year.

      It is possible that, from time to time, the Company or the Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms. If the Company or the Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. Furthermore, any such contract would be considered a “security” for purposes of applying the 30% gross income test. To the extent that the Company or the Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. Under the 1997 Act, beginning with the Company’s 1998 taxable year, except as provided in regulations, qualifying income for purposes of the 95% gross income test will include any payment under an interest rate swap or cap agreement, option, futures contract, forward rate agreement, or any similar financial instrument, entered into by the Company to reduce its interest rate risk with respect to debt that was or is to be incurred to acquire or carry real estate assets. Gain from the sale or other disposition of such hedges is also treated as qualifying income for purposes of the 95% gross income test.

      If the Company fails to satisfy one or both of the 75% or 95% income tests for any taxable year, it may still qualify as a REIT in such year if (i) it attaches a schedule of the source and nature of each item of its gross income to its federal income tax return for such year; (ii) the inclusion of any incorrect information in its return was not due to fraud with intent to evade tax; and (iii) the Company’s failure to meet such tests is due to reasonable cause and not due to willful neglect. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, the Company will still be subject to a tax imposed with respect to the excess net income. See “— Taxation of the Company” No such relief is available for violations of the 30% income test.

Asset Tests

      In order for the Company to maintain its qualification as a REIT, at the close of each quarter of its taxable year, it must satisfy three tests relating to the nature of its assets:

(i)	At least 75% of the value of the Company’s total assets must be represented by any combination of interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and certain government securities.

(ii)	Not more than 25% of the Company’s total assets may be represented by securities other than those in the 75% asset class.

(iii)	Of the investments included in the 25% asset class, the value of any one issuer’s securities owned by the Company may not exceed 5% of the value of the Company’s total assets, and the Company may not own more than 10% of any one issuer’s outstanding voting securities (excluding securities of a qualified REIT subsidiary (as defined in the Code) or another REIT).

Where the Company owns an interest in a partnership, it will be treated for purposes of the asset tests as owning a proportionate part of the partnership’s assets. See “— Tax Aspects of the Company’s Investment in the Partnership — General.” The Company’s investment in the hotels through its interest in the Partnership (and through its joint ventures) will constitute qualified assets for purposes of the 75% asset test. As such, the Company expects that more than 75% of the value of its assets will be real estate assets.

      The Company does not expect to hold any securities representing more than 10% of any one issuer’s voting securities nor does the Company expect to hold securities of any one issuer exceeding 5% of the value of the Company’s gross assets. However, if the IRS is successful in treating the Partnership (or either of the joint ventures) as a corporation for tax purposes, this test would not be met and the Company’s status as a REIT would be jeopardized. See “— Tax Aspects of the Company’s Investment in the Partnership — Classification as a Partnership.”

      If the Company inadvertently fails one or more of the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status, provided that (i) it satisfied all of the asset tests at the close of a preceding calendar quarter, and (ii) the discrepancy between the values of the Company’s assets and the standards imposed by the asset test either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition. If the condition described in clause (ii) of the preceding sentence was not satisfied, the Company could still avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Annual Distribution Requirements

      In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to: (i) the sum of (a) 95% of the Company’s

“REIT taxable income” (computed without regard to the dividends paid deduction and the Company’s net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company fails to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Beginning with the Company’s 1998 taxable year, the 1997 Act will expand the class of non-cash income that is excluded from the distribution requirement to include (i) income from the cancellation of indebtedness and (ii) for REITs, like the Company, that use an accrual method of accounting, income in excess of the cash and the fair market value of property received from (a) instruments containing original issue discount or (b) instruments creating a residual interest in a Real Estate Mortgage Investment Conduit (“REMIC”). Distributions by the Company must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Beginning with the Company’s 1998 taxable year, the 1997 Act will permit a REIT, with respect to undistributed net long-term capital gains it will receive during the taxable year, to elect to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains, which its shareholders will then be required to include in their taxable income as long-term capital gains (the “Capital Gains Designation”). Thus, if the Company elects to make this designation, the shareholders of the Company would include in their income as long-term capital gains their proportionate share of the undistributed long-term capital gains as designated by the Company. Each shareholder of the Company would be deemed to have paid such shareholder’s share of the tax paid by the Company on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his Company stock by the difference between the amount of income to the shareholder resulting from the designation and the shareholder’s credit or refund for the tax paid by the Company.

      The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the partnership agreement of the Partnership authorizes the Company, as the general partner, to take such steps as may be necessary to cause the Partnership to distribute to its partners an amount that would result in the Company’s share of such distribution being sufficient to permit the Company to meet these distribution requirements. It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement because of timing differences between (i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at the taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable share dividends.

      Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a certain year by paying “deficiency dividends” to shareholders in a later year, which may be included in the Company’s deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

      Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. Under the 1997 Act, beginning with the Company’s 1998 taxable year, the Company will not lose its REIT status if it fails to request information from its shareholders with respect to the actual ownership of its outstanding shares in any taxable year, but instead will incur a monetary penalty. The Company has complied with the recordkeeping requirements in the past and intends to continue to comply with such requirements.

Failure to Qualify

      If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made by the Company. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations, a corporate distributee may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Whether the Company would be entitled to such statutory relief cannot be foreseen.

Tax Aspects of the Company’s Investment in the Partnership and Certain Joint Ventures

      The following discussion summarizes certain federal income tax considerations applicable to the Company’s direct investment in the Partnership and, to a limited extent, the Company’s indirect investment, through the Partnership, in various limited partnership joint ventures in which the Partnership serves as general partner. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

      General. The Company will hold a direct interest in the Partnership and indirect interests in the joint ventures. In general, a partnership is not subject to federal income tax. Rather, each partner includes in the partner’s taxable income or loss its allocable share of the partnership’s items of income, gain, loss, deduction and credit, without regard to whether the partner receives a distribution from the partnership. The Company will include its proportionate share of the foregoing items of the Partnership and its joint ventures for purposes of the various REIT income tests and in the computation of its REIT taxable income. See “— Requirements for Qualification — Income Tests.” Any resultant increase in the Company’s REIT taxable income will increase its distribution requirements (see “— Requirements for Qualification — Annual Distribution Requirements”), but such income will not be subject to federal income tax in the hands of the Company if it is distributed by the Company to its shareholders. Moreover, for purposes of the REIT asset tests (see “— Requirements for Qualification — Asset Tests”), the Company will include its proportionate share of assets held by the Partnership and the joint ventures.

      Classification as a Partnership. The Company will be entitled to include in its income its distributive share of the Partnership’s income and its indirect share of the income from its joint ventures and to deduct its distributive share of the losses of these entities only if each of the Partnership and the joint ventures is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the “Check-the-Box Regulations”) and (ii) is not a “publicly traded” partnership.

      Pursuant to the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnership and the joint ventures, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. The Partnership and each of the joint ventures had a reasonable basis for its claimed classification under the Treasury Regulations in effect prior to January 1, 1997 and each intends to continue to be classified as a partnership for federal income tax purposes. In addition, the Company has represented that neither the Partnership nor the joint ventures (i) was notified by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination or (ii) will elect to be classified as an association taxable as a corporation under the Check-the-Box Regulations.

      A “publicly traded partnership” is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership’s gross income for a taxable year consists of “qualifying income” under section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs (the “90% Passive-Type Income Exception”). See “Federal Income Tax Considerations — Requirements for Qualification — Income Tests.” The U.S. Treasury Department has issued regulations effective for taxable years beginning after December 31, 1995 (the “PTP Regulations”) that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “Private Placement Exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each of the Partnership and the joint ventures qualifies for the Private Placement Exclusion.

      If for any reason the Partnership or a joint venture were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to qualify as a REIT. See “— Requirements for Qualification — Income Tests” and “— Requirements for Qualification — Asset Tests.” In addition, any change in the Partnership’s, or any joint venture’s, status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See “— Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of the Partnership or an affected joint venture would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership or any affected joint venture would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the affected entity’s taxable income.

      Partnership Anti-Abuse Rule. The U.S. Department of the Treasury has issued a final regulation (the ”Anti-Abuse Rule”) under the partnership provisions of the Code (the “Partnership Provisions”) that authorizes the IRS, in certain abusive transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the IRS deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) a principal purpose of which is to reduce substantially the present value of the partners’ aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners’ economic agreement and clearly reflects the partners’ income, without incurring an entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners’ aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

      The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT’s option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the IRS. However, the Exchange Rights do not conform in all respects to the redemption rights contained in the foregoing example. Moreover, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the IRS will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the IRS is authorized to take appropriate enforcement action, including disregarding the Partnership for federal tax purposes or treating one or more of its partners as nonpartners. Any such action could jeopardize the Company’s status as a REIT.

      Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to property (such as a hotel) contributed by a partner in exchange for a partnership interest must be allocated so that the contributing partner is charged with, or benefits from, respectively, any Book-Tax Difference associated with the property at the time of the contribution. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic arrangements among the partners. The partnership agreement of the Partnership requires such allocations to be made in a manner consistent Section 704(c) of the Code.

      The carryover basis of certain contributed assets in the hands of the Partnership may cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of the hotels in excess of the economic or book income allocated to it as a result of such sale. This might adversely affect the Company’s ability to distribute sufficient dividends to comply with the REIT distribution requirements. See “— Requirements for Qualification — Annual Distribution Requirements.” The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. See “— Taxation of Taxable U.S. Shareholders.” The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased its interest in certain hotels at their agreed value.

      The difference between the agreed value of a contributed asset and its adjusted tax basis is referred to as the book-tax difference (the “Book-Tax Difference”). Treasury Regulations under Section 704(c) of the Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences for contributions of property so that a contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with contributed property. The Partnership currently intends to account for Book-Tax Differences using the traditional method provided for in the Treasury Regulations.

      With respect to any property purchased by the Partnership such property will initially have a tax basis equal to its purchase price and Section 704(c) of the Code will not apply.

      Basis in Partnership Interest. The Company’s adjusted tax basis in its partnership interest in the Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Partnership by the Company; (ii) will be increased by (A) its allocable share of the Partnership’s income and (B) its allocable share of indebtedness of the Partnership; and (iii) will be reduced, but not below zero, by the Company’s allocable share of (A) the Partnership’s loss, (B) the amount of cash distributed to the Company, and (C) the amount of constructive distributions resulting from a reduction in the Company’s share of indebtedness of the Partnership.

      If the allocation of the Company’s distributive share of the Partnership’s loss would reduce the adjusted tax basis of the Company’s partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company’s adjusted tax basis to below zero. To the extent that the Partnership’s distributions, or any decrease in the Company’s share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company’s adjusted tax basis to below zero, such distributions (including such constructive distributions) constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain.

      Depreciation Deductions Available to the Partnership. Upon formation the Company made a cash contribution to the Partnership in exchange for an approximately 82.0% general partnership interest in the Partnership (which interest will increase to 85.7% if the Intercompany Convertible Note is converted). The Partnership concurrently acquired all of the equity interests in the partnerships or limited liability companies that owned the hotels acquired at the time of the Company’s formation (the “Contributed Partnerships”) in exchange for approximately $9.1 million in cash and issuance of Units representing approximately 18.0% of the equity interests in the Partnership (14.3% if the Intercompany Convertible Note is converted). The Partnership’s initial basis in those hotels for federal income tax purposes was a carryover of the basis of the Contributed Partnerships in those hotels on the date of such transactions, increased by any gain recognized on the transfers to the Partnership. The Partnership plans to depreciate, for federal income tax purposes, such hotels and any depreciable hotel property which it acquires for cash under the Alternative Depreciation System (“ADS”). Under ADS, the Partnership will depreciate such buildings and improvements — even those acquired with a carryover basis — over a new 40 year recovery period using a straight-line method and a mid-month convention. The Partnership plans to use the modified accelerated cost recovery system of depreciation (“MACRS”) for subsequently acquired furnishings and equipment. Under MACRS, the Partnership generally will depreciate such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Partnership places more than 40% of its furnishings and equipment in service during the last three months of any taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year.

      Sale of the Properties. Generally, any gain realized by a partnership on the sale of assets held by the partnership for more than one year will be long-term capital gain. See “— Taxation of Taxable U.S. Shareholders” for capital gains tax rates. However, under REIT rules, the Company’s share of any gain realized by the Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business (“dealer property”) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “— Taxation of the Company.” Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years when in any taxable year the REIT has made no more than seven sales of property, or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT’s properties during the year and the expenditures includable in a property’s basis made during the four-year period prior to disposition do not exceed 30% of the property’s net sale price. All inventory required in the operation of the hotels will be purchased by the lessees or their designees as required by the terms of the Leases. Accordingly, the Company and the Partnership believe that no asset owned by the Company or the Partnership is dealer property of the Company or the Partnership. Nevertheless, the Company and the Partnership will attempt to comply with the terms of the safe-harbor provisions of the Code. Complete assurance cannot be given, however, that the Company or the Partnership can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as dealer property.

Taxation of Taxable U.S. Shareholders

      As long as the Company qualifies as a REIT, distributions made to its taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will result in ordinary income to such shareholders. As used herein, the term “U.S. shareholder” means a holder of shares that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is includable in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust, and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. Corporate shareholders will not be entitled to the dividends received deduction. Distributions (and beginning with the Company’s 1998 taxable year, undistributed amounts) that are designated as capital gain dividends are treated as gain from the sale or distribution of a capital asset held for more than one year (to the extent they do not exceed the Company’s actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Under the 1997 Act, beginning with the Company’s 1998 taxable year, the Company may elect to retain and pay income tax on its net long-term capital gains. In that case, the Company’s shareholders would include in income their proportionate share of the Company’s undistributed long-term capital gains. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by the Company, which would be credited or refunded to the shareholders. Each shareholder’s basis in his shares would be increased by the amount of the undistributed long-term capital gain included in the shareholder’s income, less the shareholder’s share of the tax paid by the Company.

      Distributions by the Company in excess of its current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s shares, but rather, will be a non-taxable reduction in a shareholder’s adjusted basis in such shares to the extent thereof and thereafter will be taxed as capital gain.

      Any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by the Company and received by the shareholder on or before December 31 of such year, provided that the dividend is actually paid by the Company by January 31 of the following calendar year.

      Shareholders may not include any net operating losses or capital losses of the Company in their individual income tax returns. In general, any loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent distributions from the Company are required to be treated by such shareholder as long-term capital gain.

      The 1997 Act made certain changes to the Code with respect to taxation of long-term capital gains earned by taxpayers other than a corporation. In general, for sales made after May 6, 1997, the maximum tax rate for individual taxpayers on net long-term capital gains (i.e., the excess of net long-term capital gain over net short-term capital loss) is lowered to 20% for most assets. This 20% rate applies to sales on or after July 29, 1997 only if the asset was held for more than 18 months at the time of disposition. Capital gains on the disposition of assets on or after July 29, 1997 held for more than one year and up to 18 months at the time of disposition will be taxed as “mid-term gain” at a maximum rate of 28%. Also, so-called “unrecaptured section 1250 gain” is subject to a maximum Federal income tax rate of 25%. “Unrecaptured section 1250 gain” generally includes the long-term capital gain realized on (i) the sale after May 6, 1997 of a real property asset described in Section 1250 of the Code or (ii) the sale after July 28, 1997 of a real property asset described in Section 1250 of the Code which the taxpayer has held for more than 18 months, but in each case not in excess of the amount of depreciation (less the gain, if any, treated as ordinary income under Code Section 1250) taken on such asset. A rate of 18% instead of 20% will apply after December 31, 2000 for assets held for more than 5 years. However, the 18% rate applies only to assets acquired after December 31, 2000, unless the taxpayer elects to treat an asset held prior to such date as sold for its fair market value on January 1, 2001. In the case of individuals whose ordinary income is taxed at a 15% rate, the 20% rate is reduced to 10% and the 18% rate for assets held for more than 5 years is reduced to 8%.

      Certain aspects of the new legislation are currently unclear, including how the reduced rates will apply to gains earned by REITs such as the Company. Until the IRS issues some guidance, it is unclear whether or how the 20% or 10% rate will apply to distributions of long-term capital gains by the Company. The 1997 Act gives the IRS authority to apply the 1997 Act’s new rules on taxation of capital gains to sales by pass-through entities, including REITs. It is possible that the IRS could provide in such regulations that REIT capital gain dividends must be determined by looking through to the assets sold by the REIT and treated by REIT shareholders as “long-term capital gain”, “mid-term gain” and “unrecaptured section 1250 gain” to the extent of such respective gain realized by the REIT. No regulations have yet been issued. Such regulations, if and when issued, may have a retroactive effect.

      Shareholders of the Company should consult their tax advisor with regard to (i) the application of the changes made by the 1997 Act with respect to taxation of capital gains and capital gain dividends and (ii) state, local and foreign taxes on capital gains.

Information Reporting and Backup Withholding

      The Company must report annually to the IRS and to each Non-U.S. Shareholder (as defined below) the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Shareholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be required to be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Shareholder resides.

      U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on shares to a Non-U.S. Shareholder at an address outside the United States.

      The payment of the proceeds from the disposition of shares to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Shareholder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of shares to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of a payment of proceeds from the disposition of shares to or through a non-U.S. office of a broker which is (i) a U.S. person, (ii) a “controlled foreign corporation” for U.S. federal income tax purposes or (iii) a foreign person 50% or more of whose gross income for certain periods is derived from a U.S. trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the holder is a Non-U.S. Shareholder (and the broker has no actual knowledge to the contrary) and certain other conditions are met, or the holder otherwise establishes an exemption. Under proposed Treasury Regulations, a payment of the proceeds from the disposition of shares to or through such broker will be subject to backup withholding if such broker has actual knowledge that the holder is a Non-U.S. person.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Shareholder’s U.S. federal income tax liability, provided that required information is furnished to the IRS.

      These backup withholding and information reporting rules are currently under review by the U.S. Treasury Department, and their application to stock is subject to change. In particular, Treasury Regulations proposed in 1996, which have not yet been adopted, and are therefore not currently effective, would, if and when they become effective, revise in certain respects the rules applicable to foreign shareholders with respect to payments made after December 31, 1997.

Taxation of Tax-Exempt U.S. Shareholders

      The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees’ pension trust do not constitute unrelated business taxable income (“UBTI”). Subject to the discussion below regarding a “pension-held REIT,” and based on such ruling and the statutory framework of the Code, distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its stock with “acquisition indebtedness” within the meaning of the Code, that the stock is not otherwise used in an unrelated trade or business of the tax-exempt entity, and that the Company, consistent with its present intent, does not hold a residual interest in a REMIC.

      However, if any pension or other retirement trust that qualifies under Section 401(a) of the Code (“qualified pension trust”) holds more than 10% by value of the interests in a “pension-held REIT” at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a “pension-held REIT” is defined as a REIT if (i) such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of stock of the REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

Taxation of Foreign Shareholders

      A “Non-U.S. Shareholder” is - any shareholder who is not a “U.S. shareholder” as defined above. See “—Taxation of Taxable U.S. Shareholders.” The rules governing United States federal income taxation of Non-U.S. Shareholders are complex and no attempt is made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE OFFERED SECURITIES, INCLUDING ANY REPORTING REQUIREMENTS.

      It is currently anticipated that the Company will qualify as a “domestically controlled REIT” (i.e., a REIT in which at all times during a specified testing period, less than 50% of the value of the capital stock of which is owned directly or indirectly by Non-U.S. Shareholders) and therefore gain from the sale of Offered Securities by a Non-U.S. Shareholder will not be subject to United States taxation unless such gain is treated as “effectively connected” with the Non-U.S. Shareholder’s United States trade or business.

      Distributions that are not attributable to gain from the sale or exchange by the Company of United States real property interests (and are not designated as capital gain dividends) will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions generally will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution, subject to reduction or elimination under an applicable tax treaty. However, if dividends from the investment in the shares are treated as “effectively connected” with the Non-U.S. Shareholder’s conduct of a United States trade or business, such dividends will be subject to regular U.S. income taxation (foreign corporations may also be subject to the 30% branch profits tax). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless: (i) a lower treaty rate applies and the Non-U.S. Shareholder files certain information evidencing its entitlement to such lower treaty rate, or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is “effectively connected” income. Distributions which exceed current and accumulated earnings and profits of the Company will not be taxable to the extent that they do not exceed the adjusted basis of a shareholder’s shares, but rather will reduce (but not below zero) the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder’s shares, they generally will give rise to United States tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on gain from the sale or disposition of his shares in the Company, as described above. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. Beginning with payments made on or after January 1, 1999, newly issued Treasury Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed below) with respect to the remainder of the distribution.

      Distributions by the Company to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of a United States real property interest are subject to income and withholding tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, those distributions, if any, which are treated as gain recognized from the sale of a United States real property interest, are taxed as income “effectively connected” with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to the applicable alternative minimum tax and a special alternative minimum tax for nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company will withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder’s FIRPTA tax liability. A refund may be available if the amount withheld exceeds the Non-U.S. Shareholder’s actual U.S. federal tax liability.

State and Local Consequences

      The Company and its shareholders may be subject to state or local taxation in various jurisdictions, including those jurisdictions in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

Federal Estate Tax

      Shares owned or treated as owned by an individual who is not a citizen or “resident” (as specifically defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual’s estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.

ERISA CONSIDERATIONS

      A fiduciary of a pension, profit sharing, retirement, welfare or other employee benefit plan (“Plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards under ERISA in the context of the Plan’s particular circumstances before authorizing an investment of a portion of the Plan’s assets in the Offered Securities. Accordingly, any such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; (ii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA; and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the Plan and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Code). Thus, a Plan fiduciary considering an investment in the Offered Securities also should consider whether the acquisition or the continued holding of the Offered Securities might constitute or give rise to a direct or indirect prohibited transaction.

      The Department of Labor (the “DOL”) has issued final regulations (the “Regulations”) as to what constitutes assets of an employee benefit plan under ERISA. Under the Regulations, if a Plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan’s assets would include, for purposes of the fiduciary responsibility provisions of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The Offered Securities are being sold in an offering registered under the Securities Act and the Common Shares are registered under the Exchange Act.

      The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. The Common Shares are “widely held.”

      The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, certain restrictions ordinarily will not, alone or in combination, affect the finding that those securities are “freely transferable.” The Company believes that the restrictions imposed under its Articles of Incorporation on the transfer of the Offered Securities are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the Offered Securities to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL and the U.S. Treasury Department will not reach a contrary conclusion.

      Assuming that the Offered Securities will be “widely held” and “freely transferable,” the Company believes that the Offered Securities will be publicly offered securities for the purposes of the Regulations and the assets of the Company will not be deemed to be “plan assets” of any Plan that invests in the Offered Securities.

PLAN OF DISTRIBUTION

      The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

      Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company’s agents to offer and sell the Offered Securities upon the terms and conditions set forth in an applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom they may act as agent.

      Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

      If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company’s agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts (“Contracts”) providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less or more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

      Unless otherwise specified in the applicable Prospectus Supplement, each series of Offered Securities, other than Common Shares, which are listed on the New York Stock Exchange, will be a new issue with no established trading market. Any Common Shares sold pursuant to a Prospectus Supplement will be listed on such Exchange. The Company may elect to list any other series of Offered Securities on an exchange, but is not obligated to do so. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Offered Securities.

      Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

      The specific terms and manner of sale of the Offered Securities will be described or summarized in the applicable Prospectus Supplement.

EXPERTS

      The audited financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

      No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus supplement or the prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Boykin Lodging or by any of the Underwriters. Neither this prospectus supplement nor the prospectus constitutes an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstance create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

Prospectus Supplement

              Depositary Shares

Prospectus Supplement

September       , 2002

A.G. Edwards & Sons, Inc.

Legg Mason Wood Walker
Incorporated
Friedman Billings Ramsey
Wells Fargo Securities, LLC